As filed with the Securities and Exchange Commission on June 24, 2004

Registration No. 333-114697

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to
Form S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

GOLDSPRING, INC.

(Exact name of registrant as specified in its charter)

FLORIDA	7389	65-0955118
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

8585 E. Hartford Drive, Suite 400

Scottsdale, Arizona 85255

(480) 505-4040

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Robert Faber

Chief Financial Officer and Secretary

GoldSpring, Inc.

8585 E. Hartford Drive, Suite 400

Scottsdale, Arizona 85255

(480) 505-4040

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

RICHARD I. ANSLOW, ESQ.

ANSLOW & JACLIN, LLP

195 ROUTE 9 SOUTH, SUITE 204

MANALAPAN, NEW JERSEY 07726

TELEPHONE NO.: (732) 409-1212

FACSIMILE NO.: (732) 577-1188

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE

Common Stock, par value $.000666 per share (1)	21,739,129	$.66	$14,347,825	$1,817.87
Common Stock, par value $.000666 per share (2)	10,869,575	$.86	$9,347,835	$1,184.37
Common Stock, par value $.000666 per share (3)	10,869,575	$.46	$5,000,005	$633.50
Common Stock, par value $.000666 per share (4)	211,666	$1.00	$211,666	$26.82

Total	43,689,945		$28,907,331	$3,662.56

(1)	Represents Selling Security Holders shares being sold to the public. The price of $.66 per share is being estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act and based on the last trade price reported on the OTC Bulletin Board on April 19, 2004.
(2)	Represents shares of common stock issuable in connection with the conversion of our A warrants for certain selling security holders. The price of $.86 is being estimated solely for the purpose of computing the registration fee pursuant to Rule 457(g) of the Securities Act and based on the exercise price of the warrants.
(3)	Represents shares of common stock issuable in connection with the conversion of our Green Shoe warrants for certain selling security holders. The price of $.46 is being estimated solely for the purpose of computing the registration fee pursuant to Rule 457(g) of the Securities Act and based on the exercise price of the warrants.
(4)	Represents shares of common stock issuable in connection with the conversion of our warrants to the selling security holders in our February 2004 private offering memorandum. The price of $1.00 is being estimated solely for the purpose of computing the registration fee pursuant to Rule 457(g) of the Securities Act and based on the exercise price of the warrants.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED     2004

GOLDSPRING, INC.

21,739,129 SELLING SECURITY HOLDER SHARES OF COMMON STOCK

10,869,575 SHARES OF COMMON STOCK ISSUABLE IN CONNECTION WITH
CONVERSION OF A WARRANTS

10,869,575 SHARES OF COMMON STOCK ISSUABLE IN CONNECTION WITH
CONVERSION OF GREEN SHOE WARRANTS

211,666 SHARES OF COMMON STOCK ISSUABLE IN CONNECTION WITH
CONVERSION OF WARRANTS

Our selling security holders are offering to sell 21,739,129 shares of our common stock; 10,869,575 shares of our common stock issuable in connection with the conversion of our A warrants; 10,869,575 shares of our common stock issuable in connection with the conversion of our Green Shoe warrants; and 211,666 shares of our common stock issuable in connection with the conversion of our warrants issued in our recent private placement offering which closed on February 23, 2004.

The date of this prospectus is June 23, 2004

Our common stock is listed on the OTC Bulletin Board under the symbol “GSPG.” The last reported sale price of our common stock on April 19, 2004 was $0.66. We have recently submitted an application for a listing on the American Stock Exchange and we are waiting for notification of approval.

This prospectus relates to the resale by the selling stockholders of up to 21,739,129 shares of our common stock; 10,869,575 shares of our common stock issuable in connection with the conversion of our A warrants; 10,869,575 shares of our common stock issuable in connection with the conversion of our Green Shoe Warrants; and 211,666 shares of our common stock issuable in connection with the conversion of our warrants issued in our recent private placement offering which closed on February 23, 2004. The selling stockholders may sell the stock from time to time at the prevailing market price or in negotiable transactions.

We will receive no proceeds from the sale of the shares by the selling stockholders. However, we will receive proceeds from the sale of the exercise of our warrants.

-i-

GLOSSARY

The following is a glossary of terms that will be used throughout this document. The glossary is being provided to help any person reading this document to understand certain terms.

“ASSAY” means to test ores or minerals by chemical or other methods for the purpose of determining the amount of valuable metals contained.

“BRECCIA” means rock consisting of fragments, more or less angular, in a matrix of finer-grained material or of cementing material.

“BONANZA” means a compact mass of very high-grade ore. Average Bonanza grades are 2.3 ounces of gold per ton and 43 ounces of silver per ton.

“CLAIM” means a mining title giving its holder the right to prospect, explore for and exploit minerals within a defined area.

“COMMON SHARES” means common shares without par value of GoldSpring, Inc.

“COMPANY” means the consolidated group consisting of GoldSpring, Inc. and its subsidiaries The Plum Mining Company, LLC, GoldSpring, LLC and Ecovat Copper Nevada, LLC.

“CORPORATE STOCK TRANSFER” means GoldSpring’s registrar and transfer agent, Corporate Stock Transfer of Denver, Colorado.

“CORPORATION” means the consolidated group consisting of GoldSpring, Inc. and its subsidiaries The Plum Mining Company, LLC, GoldSpring, LLC and Ecovat Copper Nevada, LLC.

“CUT-OFF GRADE” means the grade below which mineralized material or ore will be considered waste.

“DEPOSIT” means an informal term for an accumulation of mineral ores.

“DIAMOND DRILL” means a rotary type of rock drill that cuts a core of rock and is recovered in long cylindrical sections, two centimeters or more in diameter.

“DORE” means unrefined gold and silver bullion consisting of approximately 90% precious metals, which will be further refined to almost pure metal.

“DUMPS” means depositories of unprocessed material rejected from prior mining operations.

“ECOVAT COPPER NEVADA” means Ecovat Copper Nevada, LLC, a wholly-owned subsidiary of GoldSpring, Inc.

“FAULT” means a fracture in rock along which there has been displacement of the two sides parallel to the fracture.

“GOLDSPRING” means GoldSpring, Inc.

“HEAP LEACH” means a gold extraction method that percolates a cyanide solution through ore heaped on an impervious pad or base.

“MINERALIZATION” means the concentration of metals within a body of rock.

“MINERALIZED MATERIAL” is a mineralized body which has been delineated by appropriately spaced drilling and/or underground sampling to support a sufficient tonnage and average grade of metal(s). Such a deposit does not qualify as a reserve, until a comprehensive evaluation based upon unit cost, grade, recoveries, and other material factors conclude legal and economic feasibility.

“NET SMELTER RETURNS” means the actual financial proceeds received from any mint, smelter, refinery, or other purchaser, from the sale of bullion, dore, concentrates or finished products, less the cost of shipping, and all minting, smelter or refinery costs.

“ORE” means material containing minerals that can be economically extracted.

“OXIDE” means mineralized rock in which some of the original minerals have been oxidized (I.E., combined with oxygen). Oxidation tends to make the ore more porous and permits a more complete permeation of cyanide solutions so that minute particles of gold in the interior of the minerals will be more readily dissolved.

“PATENT” means Fee simple title (private land) obtained from a State or Federal government to land containing a valid mineral discovery.

“PLACER MINE” means the Gold Canyon and Spring Valley properties contained within the legal entity of GoldSpring LLC.

“PLUM MINING” means The Plum Mining Company, LLC, a wholly-owned subsidiary of GoldSpring, Inc.

“PROBABLE RESERVES” means reserves for which quantity and grade and/or quality are computed from information similar to that used for proven reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

“PROVEN RESERVES” means reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth, and mineral content of reserves are well-established.

“RECOVERY” means that portion of the metal contained in the ore that is successfully extracted by processing, expressed as a percentage.

“RESERVES” or “ORE RESERVES” mean that part of a mineral deposit, which could be economically and legally extracted or produced at the time of the reserve determination.

“SAMPLING” means selecting a fractional, but representative, part of a mineral deposit for analysis.

“SEDIMENT” means solid material settled from suspension in a liquid.

“STOCKWORK” means a rock mass interpenetrated by small veins of mineralization.

“STRIKE”, when used as a noun, means the direction, course or bearing of a vein or rock formation measured on a level surface and, when used as a verb, means to take such direction, course or bearing.

“STRIKE LENGTH” means the longest horizontal dimension of an ore body or zone of mineralization.

“STRIPPING RATIO” means the ratio of waste to ore in an open pit mine.

“SULPHIDE” (or “SULFIDE”) means a compound of sulfur and some other element.

“TRENCHING” means prospecting in which subsurface strata are exposed by digging pits across the strike of a lode.

“VEIN” means a fissure, fault or crack in a rock filled by minerals that have traveled upwards from some deep source.

“VOLCANICLASTIC” means derived by ejection of volcanic material from a volcanic vent.

“WASTE” means rock lacking sufficient grade and/or other characteristics of ore.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. The terms “we,” “us,” “our” and “GoldSpring” refer to GoldSpring, Inc., unless the context otherwise requires.

About Us

We are a precious metals mining company specializing in the production of gold and other precious metals. GoldSpring, as it exists today, was formed in March 2003 when we undertook a reorganization through which we acquired substantially all of the mining assets of Ecovery, Inc., a private corporation with mining properties in Nevada. Ecovery's mining assets include the Gold Canyon and Spring Valley gold placer projects in Lyon County, Nevada plus the "Big Mike" Copper Ore Project, located about 2 hours east of Reno in Winnemucca, Nevada.

Prior to March 2003, we were focused on software and technology applications for global e-commerce. We were originally founded in Florida in October 1999, as Click and Call Company. We changed our name to StartCall.com, Inc. in June 2000. StartCall.com’s business plan was to serve as an application service provider (ASP) which offered real-time interaction technology as an out source service. We planned to offer a technology that would enable visitors to a web site to click on a button and request live help at the point of a purchase when needed or desired by the customer. In the fourth quarter of 2002, we decided that we could not compete in the marketplace and began looking for potential acquisitions or mergers with companies in the software telecommunications industry.

On November 1, 2003, we acquired The Plum Mining Company, LLC (“Plum”). It became our wholly owned subsidiary. The Plum property consists of two projects (The Billie the Kid Project comprised of the Billie the Kid, Lucerne and the Hartford Pits, and The Como Project) containing gold and silver bearing ore. The “Billie the Kid” and “Lucerne” open pit mines (private land) contain gold and silver. In addition to the mining claims, the Plum acquisition included 40 acres of private land with a 2,700 square foot office building, two laboratory trailers, an enclosed maintenance facility, earth-moving equipment, dump trucks, and other processing equipment including a Merrill Crowe solution extraction plant and a primary ore crusher. On November 18, 2003, we commenced work on the Plum property.

On December 12, 2003, we initiated the application process to be listed on the American Stock Exchange (AMEX). We are awaiting notification of approval.

How We Are Organized

We were incorporated in Florida on October 19, 1999 under the name Click and Call Corporation. On June 7, 2000, we changed our name to Startcall.com, Inc. At such time, our business plan was to serve as an application service provider. On December 12, 2002, we filed a certificate of amendment to our certificate of incorporation to increase our authorized common shares to 150,000,000. On December 27, 2002, we changed our name to Visator, Inc. On March 12, 2003, we changed our name to GoldSpring, Inc. and increased our authorized shares to 500,000,000. On November 21, 2003, our application to transact business in Arizona was approved. The Plum Mining Company, LLC was incorporated in Nevada on November 1, 1996.

Where You Can Find Us

We are located at 8585 E. Hartford Drive, Suite 400, Scottsdale, Arizona 85255. Our telephone number is (480) 505-4040 and our facsimile number is (480) 505-4044.

Plan Of Distribution

The selling shareholders may be selling up to 21,739,129 shares of our common stock, 10,869,575 shares of common stock issuable in connection with conversion of a warrants, 10,869,575 shares of common stock issuable in connection with conversion of green shoe warrants and 211,666 shares of common stock issuable in connection with the conversion of our warrants issued in our recent private placement offering which closed on February 23, 2004. Such shares of our common stock may be sold from time to time to purchasers directly by the selling shareholders. Alternatively, the selling shareholders may from time to time offer shares through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling security holders for whom they may act as agent. The selling shareholders and any underwriters, dealers or agents that participate in the distribution of our common stock may be deemed to be underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Shares may be sold from time to time by the selling shareholders in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act. We will bear all expenses of the offering of shares of our common stock by the selling shareholders other than payment that they may agree to make to underwriters.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summary consolidated financial and operating data should be read together with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and related notes included elsewhere in this prospectus. The summary consolidated balance sheet data as of December 31, 2002 and 2003 and the summary consolidated statements of operations data for each of the three years in the three year period ended December 31, 2003 have been derived from our audited consolidated financial statements included elsewhere in this prospectus.

	Year Ended December 31,
	2001	2002	2003

Consolidated Statements of Operations:
Revenues:	$3,471	$1,157	$0
Total revenues	3,471	1,157	0
Cost of revenues:	0	0	0
Gross profit	3,471	1,157	0
Operating expenses:
Selling, general and administrative expenses	74,947	66,822	4,258,235
Depreciation and amortization expense	13,264	13,265	1,118
Total operating expenses	88,212	80,086	4,646,910
Income (loss) from operations	(84,741)	(78,929)	(4,646,910)
Other income (expenses):
Interest income	0	0	1,891
Total other expenses	0	0	1,891
Income (loss) before income taxes	(84,741)	(78,929)	(4,645,019)
Income tax provision (benefit)	0	0	(940,000)
Net (loss)	$(84,741)	$(78,929)	$(3,705,019)

	Year Ended December 31,
	2001	2002	2003

Net income (loss) per common share:
Basic and diluted	(0.000)	(0.003)	(0.027)
Weighted average shares outstanding(6):
Basic and diluted	971,278	4,228,181	135,131,484

As of December 31, 2003
Consolidated Balance Sheet Data:
Cash and cash equivalents	$364,138
Total assets	8,751,438
Total long-term debt, including current portion	1,000,000
Total stockholders' equity (deficit)	7,593,166

RISK FACTORS

An investment in our common stock is highly speculative and involves a high degree of risk. Therefore, you should consider all of the risk factors discussed below, as well as the other information contained in this document. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

Please note that throughout this prospectus, the words “we”, “our” or “us” refer to GoldSpring, Inc. and not to the selling shareholders.

RISKS RELATED TO OUR BUSINESS

WE WILL NOT BE SUCCESSFUL UNLESS WE RECOVER PRECIOUS METALS AND SELL THEM ONWORLD
MARKETS

Our success and possible growth will depend on our ability to recover precious metals, process them, and successfully sell them on world markets. The success of this process is dependent on the world spot market prices paid in relation to our costs of production. We may not always be able to produce at a profit because we can only maintain a level of control over our costs and have no ability to control the world spot market prices. We have adopted a small spot deferred sales program in the gold market in order to bring a level of stability to a portion of our future gold production.

THE COST OF OUR ACQUISITION, EXPLORATION AND DEVELOPMENT ACTIVITIES ARE SUBSTANTIAL AND THERE IS NO ASSURANCE THAT THE QUANTITIES WE DISCOVER OR ACQUIRE WILL JUSTIFY COMMERCIAL OPERATIONS

We cannot be certain that our acquisition, exploration and development activities will be commercially successful. Substantial expenditures are required to acquire existing gold properties, to establish ore reserves through drilling and analysis, to develop metallurgical processes to extract metal from the ore and, in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. There can be no assurance that any gold reserves or mineralized material acquired or discovered will be in sufficient quantities or adequate grade to justify commercial operations or that the funds required for development can be obtained on a timely basis.

THE PRICE OF GOLD IS KNOWN TO FLUCTUATE ON A REGULAR BASIS AND THE DOWNTURN IN PRICE COULD NEGATIVELY IMPACT OUR OPERATIONS AND CASH FLOW

The price of gold is subject to fluctuations, which could adversely affect the realizable value of our assets and potential future results of operations and cash flow.

SINCE OUR ASSETS ARE GOLD, SILVER AND COPPER RESERVES, THE DROP IN THE PRICE OF ANY OF THESE METALS WILL NEGATIVELY EFFECT OUR ASSET VALUES, CASH FLOWS, POTENTIAL REVENUES AND PROFITS

Our principal assets are gold, silver and copper reserves, real estate, mining permits, heavy equipment used in mining and mining infrastructure for mineral processing. We intend to acquire additional properties containing reserves and mineralized material with exploration potential. The price that we pay to acquire these properties will be, in large part, influenced by the price of gold at the time of the acquisition. Our potential future revenues are expected to be, in large part, derived from the mining and sale of gold from these properties or from the outright sale of some of these properties. The value of these gold reserves and mineralized material, and the value of any potential mineral production there from, will vary in direct proportion to variations in those mineral prices. The price of gold has fluctuated widely, and is affected by numerous factors beyond our control, including, but not limited to, international, economic and political trends, expectations of inflation, currency exchange fluctuations, central bank activities, interest rates, global or regional consumption patterns and speculative activities. The effect of these factors on the price of gold, and therefore the economic viability of any of our projects, cannot accurately be predicted. Any drop in the price of gold would negatively effect our asset values, cash flows, potential revenues and profits.

OUR ACTIVITIES ARE INHERENTLY HAZARDOUS AND ANY EXPOSURE MAY EXCEED OURINSURANCE
LIMITS OR MAY NOT BE INSURABLE

Mining exploration, development and operating activities are inherently hazardous. Mineral exploration involves many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome. Operations in which we have direct or indirect interests will be subject to all the hazards and risks normally incidental to exploration, development and production of gold and other metals, any of which could result in work stoppages, damage to property and possible environmental damage. The nature of these risks is such that liabilities might exceed any liability insurance policy limits. It is also possible that the liabilities and hazards might not be insurable, or, we could elect not to insure itself against such liabilities due to high premium costs or other reasons, in which event, we could incur significant costs that could have a material adverse effect on our financial condition.

SINCE RESERVE CALCULATIONS ARE ONLY ESTIMATES, ANY MATERIAL CHANGE MAY NEGATIVELY EFFECT THE ECONOMIC VIABILITY OF OUR PROPERTIES

Reserve calculations are estimates only, subject to uncertainty due to factors including metal prices and recoverability of metal in the mining and mineral recovery process. There is a degree of uncertainty attributable to the calculation of reserves and corresponding grades dedicated to future production. Until reserves are actually mined and processed, the quantity of ore and grades must be considered as an estimate only. In addition, the quantity of reserves and ore may vary depending on metal prices. Any material change in the quantity of reserves, mineralization, grade or stripping ratio may negatively affect the economic viability of our properties. In addition, there can be no assurance that gold recoveries or other metal recoveries in small-scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production.

OUR OPERATIONS ARE SUBJECT TO STRICT ENVIRONMENTAL REGULATIONS WHICH RESULT IN ADDED COSTS OF OPERATIONS AND OPERATIONAL DELAYS

Our exploration and development operations are subject to environmental regulations, which could result in additional costs and operational delays. All phases of our operations are subject to environmental regulation. Environmental legislation is evolving in some countries or jurisdictions in a manner which may require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not negatively affect our projects. We are currently subject to environmental regulations with respect to our properties in Nevada.

WE ARE SUBJECT TO FEDERAL LAWS WHICH REQUIRE ENVIRONMENTAL ASSESSMENTS AND BOND/SURETY POSTINGS WHICH ADD SIGNIFICANT COSTS TO OUR OPERATIONS AND DELAYS IN OUR PROJECTS

The Bureau of Land Management requires that mining operations on lands subject to its regulation obtain an approved plan of operations subject to environmental impact evaluation under the National Environmental Policy Act. Any significant modifications to the plan of operations may require the completion of an environmental assessment or Environmental Impact Statement prior to approval. Mining companies must post a bond or other surety to guarantee the cost of post-mining reclamation. These requirements could add significant additional cost and delays to any mining project undertaken by us.

CHANGES IN STATE LAWS, WHICH ARE ALREADY STRICT AND COSTLY, CAN NEGATIVELY EFFECT OUR OPERATIONS BY BECOMING STRICTER AND COSTLIER

At the state level, mining operations in Nevada are also regulated by the Nevada Department of Conservation and Natural Resources, Division of Environmental Protection. Nevada state law requires the Plum Mining Company and the GoldSpring Placer Projects to hold Nevada Water Pollution Control Permits, which dictate operating controls and closure and post-closure requirements directed at protecting surface and ground water. In addition, we are required to hold Nevada Reclamation Permits required under NRS 519A.010 through 519A.170. These permits mandate concurrent and post-mining reclamation of mines and require the posting of reclamation bonds sufficient to guarantee the cost of mine reclamation. Other Nevada regulations govern operating and design standards for the construction and operation of any source of air contamination, and landfill operations. Any changes to these laws and regulations could have a negative impact on our financial performance and results of operations by, for example, required changes to operating constraints, technical criteria, fees or surety requirements.

TITLE CLAIMS AGAINST OUR MINING PROPERTIES COULD REQUIRE US TO COMPENSATE PARTIES, IF SUCCESSFUL, AND DIVERT MANAGEMENT'S TIME FROM OPERATIONS

There may be challenges to our title in the mineral properties in which we hold a material interest. If there are title defects with respect to any of our properties, we might be required to compensate other persons or perhaps reduce our interest in the affected property. Also, in any such case, the investigation and resolution of title issues would divert management’s time from ongoing exploration and development programs.

GENERAL RISKS AND OFFERING RISKS

WE HAVE LIMITED REVENUE TO DATE AND ARE SUBJECT TO ALL RISKS IN ANY DEVELOPING BUSINESS

As of March 1, 2004 we had no revenues although we have recently begun to generate revenues which we expect to continue and expand in the first half of 2004. We are subject to all of the risks inherent in a developing business enterprise which will have an affect on our development, growth and success.

IF OUR SHARE PRICE IS VOLATILE, WE MAY BE THE TARGET OF SECURITIES LITIGATION, WHICH CAN BE COSTLY AND TIME-CONSUMING TO DEFEND

In the past, following periods of market volatility in the price of a company’s securities, security holders have often instituted class action litigation. If the market value of our common stock experiences adverse fluctuations and we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management’s attention could be diverted from the operation of our business, causing our business to suffer.

FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD LOWER OUR STOCK PRICE, AND CONVERSION OF OUR WARRANTS AND ANY ADDITIONAL CAPITAL RAISED BY US MAY DILUTE YOUR OWNERSHIP IN US.

We may sell additional shares of common stock in subsequent public offerings. In addition, the warrant holders in our recent financing and private placement memorandum will, most likely, convert their warrants to our shares of common stock after this registration statement is declared effective. We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued in connection with the conversion of the warrants stated above, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

THE REQUIREMENTS OF BEING A PUBLIC COMPANY MAY STRAIN OUR RESOURCES AND DISTRACT MANAGEMENT

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, or Exchange Act, and the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls for financial reporting. We currently do not have an internal audit group. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, and we cannot assure you that we will be able to do so in a timely or cost effective fashion.

WE DO NOT INTEND TO PAY A CASH DIVIDENDS ON OUR COMMON STOCK IN THE NEAR TERM AND, CONSEQUENTLY, YOUR ONLY OPPORTUNITY TO ACHIEVE A RETURN ON YOUR INVESTMENT IS IF THE PRICE OF OUR STOCK APPRECIATES

We do not plan to declare cash dividends on shares of our common stock in the foreseeable future. Consequently, your only opportunity to achieve a return on your investment in us will be if the market price of our common stock appreciates and you sell your shares at a profit. There is no guarantee that the price of our common stock that will prevail in the market after this offering will ever exceed the price that you pay.

OUR BUSINESS DEPENDS ON A LIMITED NUMBER OF KEY PERSONNEL, THE LOSS OF WHOMCOULD
NEGATIVELY AFFECT US

Stephen Parent, Robert Faber and John Cook, our senior executives are important to our success. If they become unable or unwilling to continue in their present positions, our business and financial results could be materially negatively affected.

IF WE FAIL TO ADEQUATELY MANAGE OUR GROWTH, WE MAY NOT BE SUCCESSFUL IN GROWINGOUR
BUSINESS AND BECOMING PROFITABLE

We expect our business and number of employees to grow over the next 12 months. In particular, we intend to hire additional administrative personnel and to increase expenditures for investor relations. We expect that our growth will place significant stress on our operation, management, employee base. Any failure to address the needs of our growing business successfully could have a negative impact on our chances of success.

SHARES ELIGIBLE FOR PUBLIC SALE IN THE FUTURE COULD DECREASE THE PRICE OF OUR COMMON SHARES AND REDUCE OUR FUTURE ABILITY TO RAISE CAPITAL

Sales of substantial amounts of our common stock in the public market could decrease the prevailing market price of our common stock and our ability to raise equity capital in the future.

"PENNY STOCK" RULES MAY MAKE BUYING OR SELLING OUR COMMON STOCK DIFFICULT

Trading in our securities is subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission’s regulations concerning the transfer of penny stocks. These regulations require broker-dealers to:

-	Make a suitability determination prior to selling a penny stock to the purchaser;
-	Receive the purchaser's written consent to the transaction; and
-	Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include statements regarding: proposed new programs; expectations that regulatory developments or other matters will not have a material adverse effect on our consolidated financial position, results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.

You should not read forward-looking statements as a guarantee of future performance or results. They will not necessarily be accurate indications of the times at or by which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. They are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements.

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, you should draw no inference that we will make additional updates with respect to those or other forward-looking statements.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following selected consolidated financial and operating data should be read together with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and related notes included elsewhere in this prospectus. The selected consolidated balance sheet data as of December 31, 2002 and 2003 and the selected consolidated statements of operations data for each of the three years in the period ended December 31, 2003 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The balance sheet data as of December 31, 1999, 2000 and 2001 and the statements of operations data for the years ended December 31, 1999 and 2000 have been derived from our audited financial statements, which are not included in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future.

	Years Ended December 31,
	1999	2000	2001	2002	2003
Consolidated Statements of Operations:
Revenues:
Consulting and other	$--	$7,162	$3,471	$1,157	$--
Interest Income	$--	$--	$--	$--	$1,891
Operating expenses:
Costs applicable to sales	--	--	--	--	--
Organization	5,554	--	--	--	--
Consulting	5,554	--	--	--	4,258,235
General and administrative	6,349	267,082	74,947	57,177	387,557
Research and development	9,056	60,263	--	9,645	--
Marketing and promotional	914	38,517	--	--	--
Depreciation and amortization	13,265	13,265	13,265	13,264	1,118
	35,138	379,127	88,212	80,086	4,646,910
Loss before income taxes	(35,138)	(371,965)	(84,741)	(78,929)	(4,645,019)
Income tax provision (benefit)	--	--	--	--	(940,000)
Net loss	$(35,138)	$(371,965)	$(84,741)	$(78,929)	$(3,705,019)
Net loss per common share - basic and diluted	$--	$--	$--	$(0.003)	$(0.027)
Weighted average common shares outstanding - basic and diluted	1,500,000	1,704,000	971,278	4,228,181	135,131,484
	Years Ended December 31,
	1999	2000	2001	2002	2003
Consolidated Balance Sheet Data:
Cash and cash equivalents	$1,341	$--	$--	$318	$364,138
Total assets	$43,622	$66,748	$43,737	$1,436	$8,751,438
Total long-term debt, including current portion	$--	$75,000	$148,181	$--	$1,000,000
Preferred stock	$--	$--	$--	$--	$4,650,000
Total stockholders' equity (deficit)	$762	$(88,203)	$(172,944)	$(47,886)	$7,593,166

MANAGEMENT’S DISCUSSION AND ANALYSIS

Introduction

GoldSpring, Inc. (the “Company” or “GSPG”) is a mining company focused on Production and rapid growth. We are acquiring and operating precious metals, copper and iron properties in the United States, Canada and Mexico. The Company’s business model is to acquire mining projects with proven reserves, advanced permits and exploration potential that can easily be put into near term operation and production.

Accounting Treatment Change:

On June 24, 2004, we filed the following amended 1934 Exchange Act documents: (i) Form 10-KSB for December 31, 2003; and (ii) Form 10-QSB for March 31, 2004. After careful review and consideration, the Company has elected to change the accounting treatment of the original transaction between GoldSpring, Inc. and Ecovery, Inc. to treat it as a reverse merger and not as a business combination. The purpose for this filing is to restate the financial statements to reflect the accounting treatment change for recording this transaction.

At the time of the transaction, the Company adopted the business combination accounting treatment to record this transaction, whereby the market value of the common stock exchanged for the assets plus the book value of the assets acquired were used to determine the valuation of the transaction. Employing this accounting treatment, the Company recorded approximately $8.9 million of goodwill, an intangible asset. After considering such factors as: (1) the change in control of the Company based on the number of GoldSpring shares issued to the Ecovery shareholders in the transaction; (2) effective the date of the transaction, the sole officer and director of the Company resigned; and (3) the Company, GoldSpring, Inc., had no operations prior to the Transaction, the Company concluded that the reverse merger accounting treatment more appropriately reflected the nature of this transaction. Under the reverse merger accounting treatment, historical asset values (book value of the assets) are utilized to determine the valuation of the transaction. Accordingly, no goodwill is generated with this transaction.

Pursuant to the Company’s decision to change the accounting treatment, the financial statements have been restated and are presented within this filing, to reflect the new treatment. This change in accounting treatment has no impact on the results of operation of the Company and the Company continues to meet the published listing requirements established by the American Stock Exchange (AMEX).

Since its inception in March 2003, the Company has raised $12.3 million in capital, $10.3 million of which was raised in two transactions in the first quarter 2004. The Company’s current operations are centered in the Comstock Lode, a historic Bonanza gold and silver mining district located in and around Virginia City, Nevada, about 30 miles south and east of Reno.

To date, the Company has acquired two projects in the Comstock Lode region. The Plum Mining LLC’s Billie the Kid open pit gold and silver mining project and GoldSpring, LLC’s Gold Canyon and Spring Valley Gold Placer project. As part of the Plum transaction the Company acquired 40 acres of land which has an office building, a maintenance building and laboratory facilities. The Company also has the only fully permitted and operational cyanide heap leach facility and the accompanying permit in the Comstock Lode region. Located near the Billie the Kid Project, in American Flats, these facilities support the Company’s mineral processing and mining administration operations in the Comstock Lode.

FIRST QUARTER OPERATING RESULTS:

In the first quarter of 2004, the Company raised $10 million from U.S. accredited institutions through a PIPE (Private Investment Public Equity) transaction as well as $332,500 through an equity private placement, offered to enable existing shareholders to participate in the new round of financing. The $10.3 million in financing is being deployed to accelerate the ramp up of production of existing reserves, to acquire and bring into production projects that have executed Letters of Intent, to pursue additional acquisitions, for targeted exploration and for working capital. This capital creates a solid platform for the Company to execute its business strategy and provides the foundation for accretive growth for shareholders.

Gold and silver were recovered in nominal amounts from the heap leach at Plum and the initial shipment was made to the refinery. This completed the cycle of construction, approvals, overlining, agglomerating ore, pad loading, cyanidization for leaching, having pregnant solution return and recovering the gold and silver. The Plum Mining Heap Leach Start Up was a success. The heap was leaching and solution grades were at the forecast levels. There were no gold and silver sales in Q’1, but, between March 30, 2004 and April 1, 2004, the Company executed spot deferred sales of 12,000 ounces of gold in two transactions at an average price of $421.62 per ounce to be delivered to Johnson Matthey Refinery, Salt Lake City Pool. As margin for these two transactions, the Company purchased and provided 2,400 ounces of gold. The Company closed these spot deferred gold sales on April 20,2004 through a spot purchase contract at $393.50 per ounce of gold. This transaction netted the Company $337,500 profit. The Company still retains the 2,400 ounces of gold used for margin in this transaction as an investment.

PLUM MINING START UP Q’1:

Construction was completed on the heap leach pad and ponds and final approvals were received from the Nevada Department Of Environmental Protection (NDEP) in February 2004. Although not a requirement in the original permits, a specification for screened and sized ore to be used as an overliner to protect the leach pad was recommended by NDEP and accepted by Plum and the pad began being loaded with about 7,000 tons of this material prior to loading agglomerated gold and silver ore for cyanide leaching. In early March, agglomerated ore was being loaded on to the leach pad. It typically requires about 10,000 tons of agglomerated ore to be on the pad prior to starting to add cyanide solution. It generally takes an additional 10-12 days for the “heap to weep” or begin normal leaching. The heap has to be saturated very slowly to avoid drainage channels and allow for a full leach to take place. In other words, to rush the heap is a mistake that can adversely affect the overall performance in the future. A heap requires great respect, and we have the benefit of having Bob Turner, the builder of the largest gold cyanide heap leach in the world to manage this operation.

As of March 31, 2004 we had about 54,000 tons from the 80,000 ton ore stockpile on the pad and about 45,000 tons under leach, which includes the overliner material that also leaches. According to assays and previous recovery experience from the Lucerne pit achieving 84.5% for gold and 33% for silver, we had about 2,550 oz of recoverable gold and 6,000 oz recoverable silver. The heap is leaching exactly as expected and solutions are grading 0.07oz/ton gold and 0.4 oz/ton silver as forecast.

A nominal amount of gold and silver was recovered and sent to Johnson Matthey Refinery in Salt Lake City, Utah by March 31, 2004. None of the gold and silver was sold prior to that date. The start up of the heap leach is a success. Scheduled deliveries are being made to the refinery. A note of interest is that we are recovering more silver than expected from earlier forecasts. Further discussion of Q’2 on Plum is discussed under Plan of Operation below.

PLAN OF OPERATION:

The Company has contracted N.A. Degerstrom of Spokane, Washington to undertake the ongoing mining, ore crushing, screening, agglomerating and loading to the leach pad for Plum Mining. Degerstrom has provided contract mining services for over 100 years and has earned an impeccable reputation. Their operations expertise will provide substantial savings in the execution of the full Plum Mining projects. Degerstrom also brings a complete mining engineering staff with facility and metallurgical expertise with laboratories. Degerstrom’s clients are extensive and include such companies as Placer Dome, Newmont Mining and BHP Billiton. Degerstrom has agreed to assist us in evaluating and operating all our future acquisitions, large or small. When we approach these industry giants and offer to acquire one of their operations, we will be taken seriously. The fact that we are well financed and have the support of our financial partners and underwriters for the long haul enables us to undertake appropriate projects and insures success.

The Billie The Kid Project:

The Plum Mining Company, LLC, which the Company acquired in November 2003 contains, according to The Carrington Reserve Report: “Total reserve inventory for all classes reported of 2,437,082 tons with an average grade of 0.0627 ounces of gold per ton and 1.52 ounces of silver per ton. The Billie The Kid Project contains approximately 1.3 million tons of economic gold and silver ore. In Carrington’s reserve report, it notes that historical mining of 125,000 tons in 1993 from Lucerne pit showed the actual grade of mined material placed on the heap leach for treatment to average 0.064 opt gold, 20% higher than the drill indicated grade of 0.05 opt gold. Actual achieved recovery was 84.6% of the higher 0.064 opt gold head. He also states that GoldSpring is already seeing similar results for the Billie the Kid project.

The Company has deployed over $2,300,000 of cash since November 2003 at the Plum Mining facility in infrastructure development and mining activities. The breakdown of the investment is as follows: $150,000 for additional reclamation bond requirements; $1,250,000 in construction and development of the operations infrastructure, (This includes a fully constructed, inspected and lined heap leach pad and pond facility and a recovery system for the gold and silver; and $900,000 for mining, hauling. screening, agglomeration, and recovery costs associated with over 80,000 tons of ore.

Approximately 70,000 tons of ore is on the pad and under leach as of May 14, 2004. An additional 50,000 tons is stockpiled and ready for agglomeration and leaching. The metal contained in the 70,000 tons of ore under leach, according to assays, should be 4,410 ounces of gold and 28,000 ounces of silver. At the previously experienced recovery rate of 84.5% for gold and 33% for silver at the Lucerne pit, gold and silver production would approximate 3,726 ounces and 9,940 ounces respectively. Most of the revenue related to the 70,000 tons of ore will be recognized in the second and third quarters 2004. While the leach process typically can take several months for full recovery, the first 60-90 days produces the largest recovery percentage. Once gold and silver are released into the cyanide solution from the leach process and collected in the pregnant solution pond, the metals will be recovered. Q’1 start up recovery was accomplished using EMEW direct electrowinning and a transition to a Merrill Crowe system is being made during Q’2. The EMEW plant will be moved to the Company’s Big Mike Copper Project in nearby Winnemucca, Nevada for Q’3 copper recovery.

Construction of the million ton heap leach pad, which is located near the existing pad at the Plum Facility, has commenced. This pad will accommodate larger scale daily production than the existing pad. In fact, when this pad is ready, the Billie the Kid and Lucerne pits can be mined simultaneously and the operation will be able to handle additional outside ore for leaching. There are several hundred thousand tons of readily available ore that await completion of the new pad.

Previously classified waste material (grading .008) is now being converted to overliner on the pad changing the strip ratio from 1.7 : 1 to 1:1. This operating change will enhance the overall project economics. About 35,000 tons of overliner will be required for the million ton pad.

The Plum Mining Heap Leach was started in 1st Quarter 2004 and has been steadily loaded with agglomerated gold and silver ore. Cyanide is applied daily to existing ore on the heap and to the additional ore added once it has been leveled and prepared for leaching. There was about 54,000 tons on the pad and about 45,000 tons under leach at March 31, 2004. The solution began leaching approximately 10 days after initial application and has been producing clean pregnant cyanide solution grading 0.07 oz gold/ton and 0.4 oz silver/ton.

GOLDSPRING PLACER MINING OPERATIONS:

The Company’s first acquisition was the GoldSpring Placer Claims located on the south end of the Comstock near the intersections of Highway 351 and Highway 50, about 7.8 miles east of Carson City, Nevada and 3 miles south of Plum. The 850 acres, according to the Bourne and Pelke independent engineering reports, contain 1,199,000 ounces of gold contained in 41,000,000 cubic yards of gravel averaging 35 feet deep from the surface to bedrock. Average grade is from .027 -.033 ounces of gold per cubic yard. These properties contain virgin sand and gravels (not tailings) that have been explored for gold but have not been mined. Although silver content has not been reported as a reserve figure, assays show about 15% silver content, as is typical in the Comstock Lode. The preferred method of recovery is by gravity through washing with water. Neither crushing nor chemicals is used or required. The Company owns a complete RMS Ross gravity plant, including a 250KW powerplant, which will commence operation in second or third quarter 2004 at the rate of 200 tons per hour. The Company is in the process of acquiring additional water rights and sources of water to insure that operations will be uninterrupted and continuous once begun. The placer claims and Plum occupy the same basin for Nevada Department of Water Resources purposes. To this end we have just added an additional 100gpm water well at Plum and are pursuing the same at Spring Valley. We currently have over 11 million gallons of water rights.Three additional plants are planned for deployment between 2004 and 2005, which should result in 100,000 ounces of gold to be recovered annually from the 4 plants.

MINERAL INTEREST ACQUIRED ALBERTA, CANADA:

On April 16, 2004, GoldSpring filed mineral permit applications on nearly 800 square miles of Alberta, Canada mining property, through it’s wholly owned subsidiary, Clear Hills Iron, Ltd. This property comprises one of the largest known Iron deposits left in the world, which also is known to contain gold, silver, coal, oil and gas. Over a billion tons of known iron reserves in all categories have been previously established. Rail transportation to the West Coast is within 10 kilometers and ample gas and coal are available to power a production facility. Excess power can be sold to the grid for cash flow. This deposit only very recently became available, after having been tied up for many years by companies only interested in gold, silver, vanadium, diamond, some coal, oil and gas exploration. This deposit has sat unexploited for iron for many years due to the relatively low grade and complexity of the iron ore. A series of tests have been conducted in recent years (1995-6) that demonstrated that both a 65% FE pellet and Pig Iron (98%FE) could economically be made from this ore. The pellets, which require about two tons of ore, sell for around $90/ton and Pig Iron, which requires about three tons of ore, sells at around $355/ton. Gold and silver would be recoverable byproducts and be value added to the operation. An initial budget of $50,000 CDN is being used to conduct a detailed review of existing data and to initiate a pre-feasibility study. Our initial strategy is to develop potential sales of Iron ore to China, who imports over 60% of its iron ore for steel manufacture. Chinese investor/developers have already expressed interest in this project.

PROPERTIES UNDER LETTERS OF INTENT:

The Company has executed Letters of Intent to acquire three projects: The Consolidated Virginia Dumps from the Bonanza days of the 1850‘s, located in Virginia City,Nevada, the Timm Mother Lode Mine, located in the famous Mother Lode district in El Dorado County, California and the Minera Del Mar Mine , a high grade gold and silver mine in Zecatecas, Mexico. Pending satisfactory completion of due diligence, the Company plans to close these acquisitions by the end of second quarter 2004. The Company is also pursuing acquisition targets in other mining districts of Nevada, Arizona, Mexico and Canada.

PROPERTIES UNDER CONFIDENTIALITY AGREEMENTS:

The Company has executed confidentiality agreements to evaluate approximately 850,000 ounces of proven gold reserves contained in existing feasibility studies. These properties are located in Arizona and Nevada. Should these reviews provide economic results, the next step would be to enter into Letter of Intent relationships and pursue acquisition. This would involve extensive due diligence and considerable expense prior to making a final purchase decision.

ADDITIONAL COPPER PROJECTS UNDER REVIEW:

The Company is currently evaluating a large fully permitted copper project that requires smelter availability. It has been brought to our attention that very attractive smelting arrangements can also be made in China, who imports over 80% of its copper in either scrap or concentrate. Smelter efficiency is dependent upon adequate capacity and China is aggressively seeking more raw material to import.

INCREASING GOLD RESERVES:

The Company intends to increase In-Ground gold reserves to over 3 million ounces in 2004 through acquisitions and exploration of existing properties. Exploration opportunities exist on our properties including a potential Bonanza discovery of 1 to 3 million additional ounces of gold at both the Plum Mine and the Timm Mother Lode Mine to be acquired.

Open Pit Mineral Reserves

Billie the Kid & Lucerne Pit Areas:

According to the Carrington Reserve Report, the Billie the Kid deposit contains Proven Mineable Reserves of 471,000 tons with an average grade of .058 opt Au, and .31 opt Silver. The waste to ore ratio for the present pit design is 1.7:1. Projected recoveries in a heap are 80% for gold, and 30% for silver. The ore, due to its high carbonate content, is actually neutralizing. This suggests potential to treat other nearby, low grade ores from the district which are historically acid generating. In 1999, Sierra Mining & Engineering LLC, modeled the Billie the Kid deposit and estimated a Cumulative Reserve of 577,082 tons. The mineralization outside of the existing mine plan (106,082 tons) is considered a Proven Reserve.

The Lucerne deposit ores are similar to the Billie the Kid in chemistry and response in a heap leach environment. The remaining resources at Lucerne are estimated at 1,150,000 tons, 850,000 of proven reserves and 300,000 of probable reserves. Upon completion of current remodeling and developing a current mine plan, most of this mineralization will be reclassified as Proven Mineable Reserves.

The probable reserves lie underneath State Route 342 which is located on the east crest of the Lucerne Pit. These probable reserves contain an indicated grade of .05 opt Au (gold) and .7 opt AG (silver).

Mineralization in the Billie the Kid pit is known to extend beyond design limits, into Lyon County. Extending exploration into this county would require obtaining new permits, so a decision has been made not to open operations in Lyon County until the mine is in full operation. It is believed that once the mine is generating revenue, exploration should be extended into this area, and the necessary permitting pursued.

PLACER PROJECTS REPORTED RESERVES

The Gold Canyon and Spring Valley Gold Placer Properties contain 1,199,000 reported ounces of gold in 41,000,000 cubic yards of alluvial sand and gravel. The properties consist of 21 unpatented placer mining claims covering approximately 850 acres located 30 miles south east of Reno and 7 miles east of Carson City, Nevada. The claim groups lie immediately south of the famous Comstock Lode, which is considered the source of the placer values in the immediate area. Several lode mines are located at higher elevations in close proximity to the Spring Valley properties and practically all of the eroded material from these veins would be deposited on our claim group. Exploration work completed on these claim groups has been carried out under the supervision of experienced and knowledgeable mining consultants thoroughly familiar with the gold mineralization of the Carson City area. Notices have been filed with the BLM to begin initial processing on these projects.

TOTAL RESERVES

Current in-ground reserves:

1.35 Million ounces of Gold
3.7 Million ounces of Silver
25 Million pounds of Copper already mined and above ground <>

RECENT FINANCING EVENTS

In February 2004, the Company completed a private placement for accredited private investors for $332,500 (44 1/3 units). Units of $7,500 consisting of 10,000 shares of restricted common stock, par value $.000666 and 5,000 warrants exercisable at $1.00 for a one-year period. The Company has the right to redeem the restricted shares from the investors within 120 days of the close of this private placement at the same price paid by the investor. The investor, however, will retain the warrants. The warrants/converted shares shall have registration rights commencing 180 days after the date of issuance. The restricted shares shall remain restricted for one year if not redeemed. This offering was closed on February 23, 2004.

In March 2004, the Company closed a $10 million PIPE transaction brokered by Merriman Curhan Ford & Co. of San Francisco, California. The Company received gross proceeds from a group of approximately fifteen institutional investors totaling $10 million from the private placement of 21,739,129 shares of unregistered restricted common stock at a negotiated price of $0.46 per share. The Company filed a Form S-1 registration statement with the SEC in April 2004 to register these shares (See below for details). The Company expects the registration of these shares to take effect prior to the end of June 2004. In addition, for each two (2) shares of common stock issued in this private placement, the investors received one (1) “A” Warrant. The exercise price for the “A” Warrants is $0.86 per warrant share. The “A” Warrants have a term of four years. Also, the investors have the option to invest an additional $5.0 million in a green shoe option. The investors received one (1) Green Shoe Warrant for each two (2) common shares issued in the private placement. The exercise price for the Green Shoe Warrants is $0.46 per warrant share, and the warrants are exercisable for one hundred and eighty (180) business days after the Effective Date of the S-1 registration statement.

Use of Proceeds from the $10 million private equity placement is as follows:

$3,000,000 to accelerate the ramp up of existing gold, silver and copper reserves into production;

$3,000,000 to complete and bring to production those acquisitions currently under executed Letters of Intent;

$2,000,000 for additional acquisitions, development and exploration;

$2,000,000 for working capital.

APPLICATION FOR AMEX LISTING

In December 2003, the Company initiated the application process to be listed on the American Stock Exchange (AMEX). The Company believes it has complied with all requests for information from the AMEX. As of the filing date we have not received approval or rejection from AMEX.

CAPITAL RESOURCES

At this time, Management believes the Company is adequately financed to execute its business plan. As additional acquisition opportunities are identified, the Company may decide to raise more equity to fund these projects.

COMMON SHARES OUTSTANDING

	UNRESTRICTED	RESTRICTED	TOTAL

Common Shares Outstanding at March 31, 2004	30,239,982	164,752,929	194,992,911*

* This amount was reduced by 2,133,300 shares which represents the cancellation of shares issued in the February 2004 private placement that were not subscribed for and 2,000,000 shares returned to the Company and subsequently cancelled (See note below "Changes in Securities" for further disclosure.).

OUR BUSINESS

OVERVIEW

We are a precious metals mining company specializing in the economical and efficient production of gold and other precious metals. GoldSpring, as it exists today, was formed in March 2003 when a Plan of Agreement and Reorganization by Exchange (the "Plan of Reorganization") was executed between us and Ecovery, Inc., a private corporation with mining properties in Nevada. Pursuant to the Plan of Reorganization, in consideration Ecovery's GoldSpring, LLC and Ecovat Copper Nevada, LLC ,representing substantially all of the mining assets of Ecovery, the Company issued 90,000,000 restricted shares of our common stock (market value of $0.10 per share) to the Ecovery shareholders, $100,000 cash payment to Ecovery, and 46,500 shares of $100 Preferred Convertible/Redeemable stock to Harlesk Nevada (the prior owner of the Gold Canyon and Spring Valley placer projects) in full satisfaction of $4,650,000 of production payments due to Harlesk Nevada from the operation of the Placer projects.

Ecovery's assets included the Gold Canyon and Spring Valley gold placer projects in Lyon County, Nevada plus the "Big Mike" Copper Project in Nevada. The Gold Canyon and Spring Valley Placer gold claims, located about 3 miles south of Gold Hill, Nevada, have reported gold reserves of 1,199,000 ounces. These claims consist of 21 unpatented placer mining claims covering approximately 850 acres. The claim groups lie immediately south of the famous Comstock Lode, which is considered the source of the placer gold values in the immediate area. The "Big Mike" Copper Ore Project, is located about 2 hours east of Reno in Winnemucca, Nevada, and contains 25,000,000 pounds of copper already mined and above ground.

Prior to March 2003, we were focused on software and technology applications for global e-commerce. Originally founded in Florida in October 1999 as Click and Call Company, we changed our name to StartCall.com, Inc. in June 2000. At such time, our business plan was to serve as an application service provider (ASP) which offered real-time interaction technology as an out source service. We planned to offer a technology that would enable visitors to a web site to click on a button and request live help at the point of a purchase when needed or desired by the customer. In the fourth quarter of 2002, our management decided that we could not compete in the marketplace and began looking for potential acquisitions or mergers with companies in the software telecommunications industry. In December 2002, we entered into a Stock Purchase Agreement and Share Exchange Agreement with a Danish software company, ARN Invest, in which we agreed to acquire Web Intelligence, a European supplier of online competitive intelligence services, in exchange for the issuance of 79,500,000 shares to ARN Invest. Pursuant to the Agreement, we changed our name to Visator, Inc. and Web Intelligence became our wholly-owned subsidiary and operating company. In February 2003, Web Intelligence, ARN Invest, and our management at the time agreed to void the transaction. A Termination Agreement and Mutual Release was executed on February 28, 2003. The Stock Purchase Agreement and Share Exchange were deemed null and void, and ARN Invest returned the 79,500,000 shares of our common stock in consideration for a cash payment of $20,000. These common shares were subsequently cancelled in March 2003.

Prior to the Plan and Agreement of Reorganization by exchange by GoldSpring, Inc., we had entered into various contractual arrangements whereby we would issue common stock as consideration for investor relations, business advisory and related consulting services. A total of 26,726,932 common shares valued at $4,123,278 were issued for consulting services during the period February 2002 through March 11, 2003. The entire amount was realized as an expense in 2003.

Following the termination of the Agreement with ARN Invest, we executed a letter of intent and subsequent purchase agreement with Ecovery, Inc. to acquire substantially all of the assets used by Ecovery in conducting its mining business in Nevada. Pursuant to the Letter of Intent, we changed our name to GoldSpring, Inc. The “Plan of Agreement and Reorganization by Exchange” between Ecovery and us (the “Plan of Reorganization”) was entered into on March 20, 2003. The final closing documents for our acquisition of Ecovery’s Nevada mining assets were executed on June 12, 2003 with an effectuation date of March 11, 2003. As outlined in the Plan of Reorganization and final closing documents, Antonio Treminio resigned from our Board of Directors and John Cook and Les Cahan were appointed to our Board of Directors. In addition, Antonio Treminio resigned as our President, Chief Executive Officer and Chief Financial Officer, and John Cook was named as our President and Chief Executive Officer. We then appointed Robert Faber to our Board of Directors and, in June 2003, named him Chief Financial Officer. We recently appointed Steven Parent as our Chief Executive Officer and Chairman of our Board of Directors.

In June 2003, we ordered our first RMS — Ross turnkey gravity placer gold recovery plant. This plant was delivered in November 2003.

On September 16, 2003, our shareholders of record received a 10% stock dividend. Pursuant to this dividend, we issued an additional 15,600,000 common shares to our shareholders.

In September 2003, prior to the 10% stock dividend, we completed a $2,000,000 equity raise. The financing consisted of two phases. Phase One was a $250,000 private placement offering of 2,000,000 restricted common shares at $0.125 to private accredited investors. Phase Two was also an equity financing which was completed with a London Stock Exchange Listed Investment Trust generating $1,785,008 in exchange for 36,000,000 restricted shares of our common stock. This Investment Trust also received an additional 3,600,000 restricted common shares pursuant to our 10% dividend in September 2003. We deployed the funds to acquire The Plum Mining Company, LLC, to commence gold production at Plum’s Billie the Kid open pit mine and for general corporate purposes.

On November 2003, we acquired The Plum Mining Company, LLC ("Plum"). The Plum property consists of two projects (The Billie the Kid Project comprised of the Billie the Kid, Lucerne and the Hartford Pits, and The Como Project) containing over 2,427,082 tons of economic gold and silver bearing ore. The "Billie the Kid" open pit (private land) contains 577,082 tons, with a Phase 1 mining plan targeting the 471,000 tons of proven 0.058 ounces/ton gold and 0.31 ounces/ton silver. The adjacent "Lucerne" open pit (private land) has resources in excess of 1,150,000 tons of 0.05 ounces/ton gold and 0.71 ounces/ton silver. The Como District Claims, located in the Hulley-Logan Trend about 30 miles SE of Plum, contains about 700,000 tons of probable 0.09 ounces/ton gold and 3.9 ounces/ton silver.

In addition to the mining claims, the Plum acquisition included 40 acres of private land with a 2,700 square foot office building, two laboratory trailers, an enclosed maintenance facility, earth-moving equipment, dump trucks, and other processing equipment including a Merrill Crowe solution extraction plant and a primary ore crusher. Notably, Plum Mining has the only permit for a cyanide heap leach processing facility in the Comstock Lode area of Nevada. Given the regulatory climate in this area, Plum mining most likely will be the only company in the Comstock Lode District with a cyanide heap leach permit. The Plum permits and infrastructure provide a solid platform for further expansion in the Comstock Lode District.

Approximately two weeks after the closing of the Plum acquisition, we were successful in securing necessary final regulatory approvals to commence infrastructure development on the Plum property. Ground breaking took place on November 18, 2003 with a plan to be in production and mineral recovery before year-end. Several strategic vendor relations were formed including an agreement with American Asphalt. This vendor provides mine excavation and transportation of ore to the processing facility. Our plans for the 4th Quarter of 2003 production would have been attainable had the Leach pad and pond liner material been available on schedule as contracted. The facility would have been finished by December 11 and able to be overlined and loaded with ore for the fourth quarter revenue. The weather window necessary for detailed construction of the leach pad and ponds was lost and rather than send ore off property at an excessive incremental cost, a decision was made to stockpile the mined material for processing once the construction was complete. While not received or reported in the fourth quarter 2003, the revenue associated with the stockpiled gold and silver ore mined in the 4th Quarter 2003 is being generated in 2004. Currently, over 80,000 tons of ore from Billie the Kid pit have been mined and are being loaded on the completed Heap Leach Processing pad.

On December 12, 2003, we initiated the application process to be listed on the American Stock Exchange (AMEX). The initial “Comment Letter” was received from the AMEX on January 20, 2004. All items contained in the “Comment Letter” have been addressed and responded to.

2003 was a year of formation and staging for the enterprise. 2004 will focus on expanding mineral production at existing properties and increasing reserves through strategic acquisitions and exploration. We will continue to seek acquisition opportunities where the properties have proven reserves, advanced permitting in place and where exploration opportunities exist. We have three (3) Letters of Intent that have been executed for properties that meet these criteria. Contingent upon successful due diligence, we intend to complete these acquisitions in the near term.

Current in-ground reported reserves total: Gold 1.35 Million oz., Silver 3.7 Million oz., and Copper 25 Million pounds.. We intend to increase In-Ground Reserves to over 3 million ounces of gold in 2004 through acquisitions and exploration of existing properties. Exploration opportunities exist on our properties including a Bonanza potential discovery of 1 to 3 million additional ounces of gold. We are committed to creating a high-quality portfolio of gold and other precious metals producing assets to achieve substantial, long-term growth and cash flow.

RECENT FINANCING EVENTS

In February 2004, we completed a private placement for accredited private investors for $332,500 (44 1/3 units). Units of $7,500 consisting of 10,000 shares of our restricted common stock, par value $.000666 and 5,000 warrants exercisable at $1.00 for a one-year period. We have the right to redeem the restricted shares from the investors within 120 days of the close of this private placement at the same price paid by the investor. The investor, however, will retain the warrants. The warrants/converted shares shall have registration rights commencing 180 days after the date of issuance. The restricted shares shall remain restricted for one year if not redeemed. This offering was closed on February 23, 2004.

On March 11, 2004, we closed a $10 million equity private placement brokered by Merriman Curhan Ford & Co. of San Francisco, California. We received gross proceeds from a group of institutional investors of $10 million from a private placement of 21,739,129 shares of unregistered common stock at a negotiated price of $0.46 per share. The investors also received warrants to purchase 5,813,953 shares of common stock at an exercise price of $0.86 per warrant share, and will have a term of four years. Additionally, investors have the option to invest an additional $5.0 million in a green shoe option. This registration statement is registering all of the shares issued in the private placement and all shares issuable in accordance with the warrants issued in the private placement.

Use of Proceeds is as follows: $3,000,000 to accelerate the ramp up of existing gold, silver and copper reserves into production; $3,000,000 to complete and bring to production those acquisitions currently under executed Letters of Intent; $2,000,000 for additional acquisitions, development and exploration and $2,000,000 for working capital.

EMPLOYEES

We have four full-time employees at our executive office in Scottsdale, Arizona. In addition, we have contracted two full-time managers to oversee the Plum Mining project in Nevada (both managers are paid as consultants). We use consultants with specific skills to assist with various aspects of our project evaluation, due diligence and acquisition initiatives. Since the beginning of 2004, we have added five mining employees at the Plum project, all of whom are leased through an employee leasing agency. We also use subcontractors in our mining operations which involves approximately 20 people including a mining and screening foreman.

Our corporate headquarters are located in Scottsdale, Arizona, where we lease office space at 8585 E. Hartford Drive, Suite 400, Scottsdale, Arizona 85255. Our telephone number is (480) 505-4040 and our telefax number is (480) 505-4044.

PRINCIPAL MARKETS

The products produced by us are sold on world markets at prices established by market forces. These prices are not within our control.

GOVERNMENT REGULATION

Mining operations and exploration activities are subject to various national, state, and local laws and regulations in the United States, which govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters. We have obtained or have pending applications for those licenses, permits or other authorizations currently required to conduct our exploration and other programs. We believes that we are in compliance in all material respects with applicable mining, health, safety and environmental statutes and the regulations passed there under in the United States. There are no current orders or directions with respect to the foregoing laws and regulations.

RECLAMATION

We are generally required to mitigate long-term environmental impacts by stabilizing, contouring, resloping, and revegetating various portions of a site after mining and mineral processing operations are completed. These reclamation efforts are conducted in accordance with detailed plans, which must be reviewed and approved by the appropriate regulatory agencies.

The Nevada Revised Statutes and regulations promulgated there under by the Nevada State Environmental Commission and the Nevada Division of Environmental Protection, Bureau of Mining and Reclamation require surety to be posted for mining projects to assure we will leave the site safe, stable and capable of providing for a productive post-mining land use. Pursuant to the approved Reclamation Plan for Billie the Kid, we posted a surety in the amount of $321,000, of which $145,000 came in the form of a cash deposit and the balance was secured from a surety agent.

COMPETITION

We compete with other mining companies in connection with the acquisition of gold properties. There may be competition for gold acquisition opportunities, some of which may involve other companies having substantially greater financial resources than us.

We believe no single company has sufficient market power to affect the price or supply of gold in the world market.

PLUM MINING PROPERTIES (BILLIE THE KID OPEN PIT MINE, LUCERNE OPEN PIT MINE, COMO CLAIMS)

In November 2003, GoldSpring purchased 100% of the interest in The Plum Mining Company, LLC (“Plum”). Plum’s property interests include title to 40 acres of private land, with improvements consisting of a 2,700 square foot commercial/residential office building and a 1,500 square foot shop; and mineral exploration and mining leases for the Billie the Kid and Lucerne Open Pit mines and the Como Claims.

Lease and Royalty Payments

We have a Mineral Exploration and Mining Lease Agreement with Claire Obester dated January 1, 1997 (the Obester Lease) covering mineral rights to the Billie the Kid and Lucerne open pit mines as well as other mining claims. Terms of the lease call for monthly lease payments of $500 until the mining claims covered by the lease are put into production. After production commences, we shall pay a royalty to Lessor amounting to the greater of $500/mo. or a percentage of Net Smelter Returns (the percentage varies based on the price of gold — 3% is gold is less than $400/oz., 4% if gold is in the $400‘s per ounce and 5% if gold is $500 or greater per ounce).

We have a second Mineral Exploration and Mining Lease Agreement with the Donovan Silver Hills, LLC covering 13 unpatented mining claims at the Como property. Terms of the lease call for monthly lease payments of $250 until the mining claims covered by the lease are put into production. After production commences, we shall pay a royalty to Lessor amounting to the greater of $500/mo. or a percentage of Net Smelter Returns (The percentage varies based on the price of gold — 3% if gold is less than $400 per ounce, 4% if gold is in the $400‘s per ounce and 5% if gold is $500 or greater per ounce.).

Geology, Structure and Mineralization

The project geology is dominated by three principal lithologic units. The oldest is a Mesozoic sub-areal to sub-marine volcanic and sedimentary sequence. This unit is dominated by metamorphosed andesite, with local sedimentary units consisting of black graphitic shale and limestone. Intruding and overlying this are dikes and flows of the Hartford Hill Rhyolite (Santiago Canyon Tuff). Sequentially above the Hartford Hill is the Alta Andesite. In the project area, the unit is composed of up to 2000 feet of andesitic flows and interlayered, water lain tuffs (Sutro Tuff).

The Lucerne and Billie the Kid deposits are situated along faulted, offset sections of the Silver City Lode, one the structures which intersect and form the larger Comstock Lode. The structural grain of both deposits is roughly N50oW, and both dip northeasterly.

Within the Billie the Kid and the Lucerne deposits, intrusive dikes and sills of the Alta andesite are seen to be spatially associated with gold mineralization, but only rarely are mineralized. In the Billie the Kid deposit approximately 80% of the mineralization is contained in the Hartford Hill rhyolite, and in the paleosol which separates it from the Mesozoic meta-andesite. In the Lucerne deposit, roughly 70% of the ore grade mineralization is contained in the Hartford Hill, the remainder being in the Alta.

Ore mineralogy is unique in the district. Fragments of both Alta andesite and Hartford Hill rhyolite, cut by open space quartz veinlets and veins are found throughout a matrix of lacy to sugary quartz, white to black calcite, and manganiferous clays. Gold is found as discrete very fine grains of free gold within the clayey matrix. Typical gold grains have extremely ornate boundaries, and abnormally large surface areas, somewhat resembling crumpled foil, or broken egg shells. This large surface area, and the lack of any encapsulation allow effective treatment in a heap leach environment.

Open Pit Mineral Reserves

Billie the Kid & Lucerne Pit Areas:

At present the Billie the Kid deposit contains Proven Mineable Reserves of 471,000 tons with an average grade of .058 opt Au, and .31 opt Silver. The waste to ore ratio for the present pit design is 1.7:1. Projected recoveries in a heap are 80% for gold, and 30% for silver. The ore, due to its high carbonate content, is actually neutralizing. This suggests potential to treat other nearby, low grade ores from the district which are historically acid generating. In 1999, Sierra Mining & Engineering LLC, modeled the Billie the Kid deposit and estimated a Cumulative Reserve of 577,082 tons. The mineralization outside of the existing mine plan (106,082 tons) is considered a Proven Reserve.

The Lucerne deposit ores are similar to the Billie the Kid in chemistry and response in a heap leach environment. The remaining resources at Lucerne are estimated at 1,150,000 tons, 850,000 of proven reserves and 300,000 of probable reserves. Upon completion of current remodeling and developing a current mine plan, most of this mineralization will be reclassified as Proven Mineable Reserves.

The probable reserves lie underneath State Route 342 which is located on the east crest of the Lucerne Pit. These probable reserves contain an indicated grade of .05 opt Au (gold) and .7 opt AG (silver).

Mineralization in the Billie the Kid pit is known to extend beyond design limits, into Lyon County. Extending exploration into this county would require obtaining new permits, so a conscious decision has been made not to open operations in Lyon County until the mine is in full operation. It is believed that once the mine is generating revenue, exploration should be extended into this area, and the necessary permitting pursued.

Additional exploration potential exists north of the old Hartford Pit where limited drilling by Houston Oil and Minerals in the late 1970‘s returned results up to .1 opt Au., in an area of alteration similar to the Billie the Kid and where intrusive dikes of Alta Andesite are mapped along the meta-andesite — rhyolite contact.

Como District

Past operations by Plum’s Previous owner, W. Hughes Brockbank, conducted drilling and other exploration activities in the Hulley — Logan area of the Como District. Like the Comstock District, this mineralization is hosted in Tertiary age volcanic flows.

To date, exploration work has identified a reported Probable Mineral Reserve of 700,000 tons with an average grade of ..09 opt Au, and 3.9 opt Silver. Historic heap leaching on the claims is reported to have achieved over 80% recovery of the gold and silver values from these ores.

At present the Reserve inventory for all classes reported on herein, stands at 2,437,082 tons with an average grade of 0.0627 ounce of gold per ton, and 1.52 ounces of silver per ton.

Current Mining operations have extracted approximately 80,000 tons of the Billie the Kid reserve and placed it in a Mined ore stockpile at the process facility. Based on production sampling to date, the average grade of this material is .06 opt Au. An additional 9,000 tons of stockpiled ore with an average grade of 0.068 had been mined by Plum Mining LLC prior to our purchase. This ore is currently being agglomerated and loaded on the heap leach pad and sprayed with cyanide. December 2003 reserve balances are accurate and they will be adjusted after first quarter results are complete. No processing of this ore has taken place as of this date, therefore this material is still considered to be part of the reserve and no depletion of the reserve is attributed to this.

PLACER PROJECTS AND REPORTED RESERVES

The Gold Canyon and Spring Valley Gold Placer Properties contain 1,199,000 reported ounces of gold in 41,000,000 cubic yards of alluvial sand and gravel.. The properties consist of 21 unpatented placer mining claims covering approximately 850 acres located 30 miles south east of Reno and 7 miles east of Carson City, Nevada. The claim groups lie immediately south of the famous Comstock Lode, which is considered the source of the placer values in the immediate area. Several lode mines are located at higher elevations in close proximity to the Spring Valley properties and practically all of the eroded material from these veins would be deposited on our claim group. Exploration work completed on these claim groups has been carried out under the supervision of experienced and knowledgeable mining consultants thoroughly familiar with the gold mineralization of the Carson City area. Notices have been filed with the BLM to begin initial processing on these projects.

Geology

All placers begin with the weathering and disintegration of lodes or rocks containing one or more heavy, resistant metals such as gold, platinum, magnetite, garnet, zircon, etc. It is generally accepted that the placer gravels composing the alluvial fan at the mouth of Gold Canyon were eroded from the southern portion of the Comstock Lode, which includes the Gold Hill and Silver City areas. The precious metals originated in brecciated quartz veins containing native gold and silver sulphide. The bulk of the placer material consists of angular and subangular fan gravels, the greatest portion of which was deposited by surges of runoff water. There is strong evidence that the alluvial fan is interlaced with multiple stream channels which would represent the greatest potential for concentrations of higher grade placer gravels. The Spring Valley placer area was formed largely by alluvial deposition or transitional creep and represents the product of local erosion of surface materials. Several lode mines are located in the immediate vicinity at higher elevations.

Spring Valley

The Spring Valley gold placer property consists of 15 contiguous unpatented placer claims covering approximately 450 acres in Lyon County in northwestern Nevada.

The operation will be similar to a sand and gravel operation with a simple gravity gold recovery circuit attached. The in-ground reported gold reserves is 336,000 oz..There are also approximately 3,000,000 tons of ore dumps and tailings from previous operations which lie on top of the claims that might be suitable for recovery through a highly efficient, fully self-contained process.

Gold Canyon

Immediately east of the Spring Valley property lies the Gold Canyon claim group consisting of 6 unpatented placer claims covering approximately 400 acres in Lyon County, Nevada. An integrated exploration program, including magnetic and seismic surveys, reverse circulation drilling and sampling has indicated in excess of 29 million cubic yards grading 0.032 ounces of gold per cubic yard. The in-ground reported gold reserves is 863,931 oz.

MINED COPPER

THE “BIG MIKE” COPPER PROJECT

The "Big Mike" Copper Ore Project is located approximately 32 miles south of Winnemuca in Pershing County, Nevada. Access to this site is via Grass Valley Road, a county maintained paved and gravel road, for 30 miles and then 2 miles on a BLM gravel road. The property is situated in Sections 22 and 23 of Township 31 North and range 39 East, Mount Diablo Meridian, at an elevation of 5,000 to 5,500 feet. The project consists of 17 unpatented lode mining claims and 1 placer mining claim covering a total of 310 acres. Water rights sufficient for a vat leaching or heap leaching operation were included with the acquisition of this property. The project has 25,000,000 pounds of reported copper, already mined and above ground.

MINERAL RESERVE SUMMARY

Current in-ground reported reserves total : Gold 1.35 Million oz., Silver 3.7 Million oz., and Copper: 25 million pounds The Company intends to increase In-Ground Reserves to over 3 million ounces of gold in 2004 through acquisitions and exploration of existing properties. Exploration opportunities exist on the Company's properties including a Bonanza potential discovery of 1 to 3 million additional ounces of gold. GoldSpring is committed to creating a high-quality portfolio of gold and other precious metals producing assets to achieve substantial, long-term growth and cash flow.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is currently traded on the OTC Bulletin Board under the symbol “GSPG.” We have applied to have our common stock listed on the American Stock Exchange and we are waiting for approval. The following table sets forth the high and low bid prices for our common stock since we commenced trading on February 28, 2002.

YEAR	QUARTER	HIGH	LOW

2002	First	1.30	0.03
2002	Second	0.65	0.20
2002	Third	0.17	0.01
2002	Fourth	0.05	0.02
2003	First	1.05	0.06
2003	Second	0.16	0.01
2003	Third	0.49	0.05
2003	Fourth	0.84	0.27
2004	First	1.04	0.66

As of April 19, 2004, we had over 2,000 holders of record of our common stock. That does not include the number of beneficial holders whose stock is held in the name of broker-dealers or banks. Such shareholders of record held 194,992,911 shares of our common stock (this amount shall be reduced by 133,300 shares which represents the cancellation of shares issued in our February 2004 private placement that were not subscribed for).

The above quotations reflect the inter-dealer prices without retail mark-up, mark-down or commissions and may not represent actual transactions.

DIVIDENDS

We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate that cash dividends will be paid until our earnings and financial condition justify such dividends. There can be no assurance that we can achieve such earnings.

PENNY STOCK CONSIDERATIONS

Trading in our securities is subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission’s regulations concerning the transfer of penny stocks. These regulations require broker-dealers to:

-	Make a suitability determination prior to selling a penny stock to the purchaser;
-	Receive the purchaser's written consent to the transaction; and
-	Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

DESCRIPTION OF PROPERTY

We presently lease approximately 1,350 square feet of office space located at 8585 E. Hartford Drive, Suite 400, Scottsdale, Arizona 85255. The lease commenced on October 1, 2003 and terminates on September 30, 2004. We pay $3,357.61 per month.

Our mining properties are described in the business section.

LEGAL PROCEEDINGS

We are not a party to any pending or threatened litigation and, to our knowledge, no action, suit or proceeding has been threatened against our officers or directors.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about our executive officers and directors.

NAME	AGE	POSITION

Stephen Bruce Parent	59	Chief Executive Officer and Chairman of the Board of Directors
John Francis Cook	64	President
Robert Thomas Faber, CPA	44	Secretary and Chief Financial Officer
Leslie Lawrence Cahan	78	Director
Tony E. Applebaum, EA	38	Director, Audit Committee Member
Purnendu K. Rana Medhi	67	Director, Audit Committee Member

The following is a biographical summary of our directors and officers:

Steve Parent - Chief Executive Officer and Chairman of our Board of Directors: Steve, our founder and recently named Chief Executive Officer and Chairman, has worked in the mining industry for over twenty years. He has managed the exploration and development operations of several Junior Public mining companies in the United States and Canada. Steve has been responsible for leading mining projects from the conceptual stage through feasibility. Before founding GoldSpring, Inc., Steve served as CEO of Ecovery, Inc., a private company with two significant mining projects: The Big Mike Copper Project and the GoldSpring Placer Project both now included in GoldSpring, Inc. Steve was also the founder and President, CEO of Aztech Environmental Industries, Inc prior to founding Ecovery. Steve and his wife Judy filed for Chapter 13 Bankruptcy protection on September 26, 2002. Pursuant to the Plan of Reorganization approved by the court, full payments were made to all creditors in a timely manner and the bankruptcy was fully discharged on March 5, 2004.

John F. Cook, P. Eng. - President and Director: John is a mining engineer, with 42 years of experience that has covered all aspects of the mining industry at all levels in many parts of the world. For the past twenty years this experience has been at a very senior level, including General Management and Corporate Affairs. For the past eight years John has been involved with Junior exploration and development companies after many years of working for much larger companies. Currently, he is Chairman of Anaconda Gold Corporation and of Castlerock Resources. These are both TSX Venture exchange companies with mining development interests in Canada, USA and Mexico. He is a director of GLR Resources, Inc. and Wolfden Resources, Inc. both TSX companies with exploration and development interests in Canada. John runs Tormin Resources Limited (his own private company) and has recently been involved in the development of a gravity gold extraction plant in eastern Canada. Prior to getting involved with junior mining/exploration companies, John has worked in senior positions with Navan Resources, Goldcorp and Lac Minerals. This followed early mining experience in southern Africa and a stint as a consultant in UK and Canada.

Robert T. Faber, CPA, - Chief Financial Officer and Director: Rob is a Financial Executive with 20 years of diverse senior financial management, business and acquisition experience, including substantial international experience. Rob previously served as Vice President of United Site Services, Inc. (Sun Services), a $60 million privately held service company that was formed in 2000. There, he strengthened organizational structure, improved cash management, and directed the acquisition and integration process. Additionally, Rob served as the Assistant Regional Controller with Allied Waste Industries, where his team was responsible for management of a $1.2 billion multi-state business operation. Prior to Allied, Rob spent 17 years with Waste Management, Inc., a $12 billion publicly traded environmental services company, during which time he served in senior positions such as Director of Finance in London, England, leading a $1.2 billion international operating group. Rob has personally been involved in over 100 separate acquisitions ranging from $500,000 to $250 million and was responsible for directing all due diligence, financial valuations and integrations. He has extensive experience in SEC reporting, investor relations, capital acquisitions, and system development.

Les Cahan - Director: Les has been directly involved, for over thirty years, in all aspects of exploration and production of mining, and oil & gas assets. Les acquired the Gold Canyon and Spring Valley mining claims, as well as carrying out the first geophysical, drilling and trenching exploration activities before it was acquired by Ecovery, Inc., and subsequently, GoldSpring, Inc. Les owned and operated Western Land and Minerals Ltd., which specialized in gas and oil production. He was also a founding partner of Nanisivic, on Baffin Island, one of the world's largest zinc mines.

Tony Applebaum, EA - Director: Tony Applebaum is Federally licensed in IRS tax accounting and tax client representation and has had a private practice since 1997. Prior to this, Mr. Applebaum worked in the accounting and financial services industry as controller and VP Finance for several start-up and major ongoing successful corporations. He is familiar with public company reporting requirements, policies and procedures. In addition, he has extensive experience in advanced financial analysis including cash flows, projections and forecasts. Tony brings another layer of solid financial expertise and credibility to GoldSpring as a member of its Audit Committee.

P.K. Rana Medhi, Mining Engineer - Director: P.K. Rana Medhi is a registered engineering and mining geologist with 40 years of international mining experience. Medhi is also a Principal of Mineral Evaluation Network- a worldwide cooperative of economic geologists and mining professionals that provides mineral resources expertise and investment assistance to its clients. Medhi spent 28 years with Cyprus Amax Minerals Company. While at Cyprus, Medhi was the senior operations manager for 15 years. He is established in business development and alliance, exploration and mine development, mine evaluation, as well as mine operations and permitting. Medhi's extensive international mining experience has enabled him to successfully lead projects from the exploration phase to start-up, commercial production and post closure mining activities.

EXECUTIVE COMPENSATION

The following table sets forth information concerning annual and long-term compensation, on an annualized basis for the 2003 fiscal year, for our Chief Executive Officer and for each of our other executive officers (the "Named Executive Officers") whose compensation on an annualized basis is anticipated to exceed $100,000 during fiscal 2003.

SUMMARY COMPENSATION TABLE

For the fiscal year ended December 31, 2003, we had no executive officers whose total salary and bonus exceeded $100,000.

The table below sets forth summary information concerning the compensation awarded to our officers in the year ended December 31, 2003.

Name and Position	Salary	Bonus	Deferred Salary

Stephen Bruce Parent, Chairman and CEO	$35,000	0	0
John Francis Cook, President	0	0	0
Robert T. Faber, CFO	$35,000	0	0

For the fiscal years ended December 31, 2002 and 2001, no salaries were paid and no grants of options or SAR grants given.

STOCK OPTIONS

We did not grant stock options in 2003.

The following sets forth information with respect to stock options granted during fiscal year 2003:

None.

The following sets forth information as to the number of shares of common stock underlying unexercised stock options and the value of unexercised in-the-money stock options projected at the 2003 fiscal year end:

None

Compensation of Directors: Standard Arrangements: The members of our Board of Directors are reimbursed for actual expenses incurred in attending Board meetings. They do not receive compensation for their services as directors.

Purnendu K. Rana Medhi, Director and Audit Committee Member, has a consulting services agreement with us. Mr. Medhi receives a monthly retainer of $3,000 for 40 hours of professional mining consulting services. Additional services to us are compensated at $75 per hour. The consulting services agreement also provides Mr. Medhi a quarterly grant of 12,500 shares of restricted common stock for professional services he provides for us.

Leslie L. Cahan, Director, through his wholly-owned company Harlesk Nevada, has a consulting services agreement with us. Mr. Cahan receives a monthly retainer of $5,000 for performing professional mining consulting services on an as-needed basis.

With the exception of the consulting services agreements for Purnendu K. Rana Medhi and Leslie L. Cahan described above, our officers and directors do not have employment agreements or agreements relating to termination of employment or change-in-control.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the 194,992,911 (this amount shall be reduced by 133,300 shares which represents the cancellation of shares issued in our February 2004 private placement that were not subscribed for) shares of our common stock as of April 21, 2004 by (i) each person who is known by us to be the beneficial owner of more than five percent (5%) of our issued and outstanding shares of common stock, (ii) each of our directors and executive officers, and (iii) all directors and officers as a group.

Title of Class	Name and Address (1) of Beneficial Owner	Position	Number of Shares	Percent of Class (2)
Common	Steve Parent	Chief Executive Officer and Chairman of the Board of Directors	45,962,750	23.6%
Common	Jubilee Investment Trust	Not Applicable	39,600,000	20.3%
Common	Leslie L. Cahan	Director	9,000,000	4.6%
Common	John Cook	President and Director	6,750,000	3.5%
Common	Robert T. Faber	Secretary and Chief Financial Officer	1,990,000	1.0%
Common	All directors and officers as a group (4)		63,702,750	32.7%

(1)      The address of our executive officers and directors is the same as our address: 8585 E. Hartford Dr., Suite 400, Scottsdale, AZ 85255

(2)      Based on 194,992,911 (this amount shall be reduced by 133,300 shares which represents the cancellation of shares issued in our February 2004 private placement that were not subscribed for) shares issued and outstanding as of April 19, 2004.

PREFERRED SHARES

As of April 21, 2004, we have 46,500 shares of our Preferred Convertible Redeemable Shares issued and outstanding. Harlesk Nevada, Inc. owns all 46,500 shares. Leslie L. Cahan, our director, is the principal owner of Harlesk Nevada, Inc. These shares were issued in exchange for the Spring Valley and Gold Canyon placer gold claims that we acquired.

SELLING STOCKHOLDERS

The shares being offered for resale by the selling stockholders consist of the total of 21,739,129 shares of our common stock, 10,869,575 shares of common stock issuable in connection with conversion of A warrants, 10,869,575 shares of common stock issuable in connection with conversion of Green Shoe Warrants and 211,666 shares of common stock issuable in connection with conversion of our warrants issued in our recent private placement offering which closed on February 23, 2004. None of the selling stockholders have and, within the past three years have not had, any position, office or other material relationship with us or any of our predecessors or affiliates.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of April 21, 2004 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of selling stockholder	Shares of common stock owned prior to the offering	Percent of common shares owned prior to the offering (1)	Shares of common stock to be sold in the offering(1)		Number of shares owned after the offering(19)	Percent of shares owned after offering(19)
Gamma Opportunity Capital Partners, LP (3)	1,630,435.9%		1,630,435		-0-	0%
	-0-	0%	1,630,436	(2)	-0-	0%
Longview Fund LP (5)	1,630,435.9%		1,630,435		-0-	0%
	-0-	0%	1,630,436	(2)	-0-	0%
Longview Equity Fund, LP (5)	2,445,652	1.4%	2,445,652		-0-	0%
	-0-	0%	2,445,652	(2)	-0-	0%
Longview International Equity Fund, LP (5)	815,217.4%		815,217		-0-	0%
	-0-	0%	815,218	(2)	-0-	0%
Alpha Capital Aktiengesellschaft (4)	1,086,957.6%		1,086,957		-0-	0%
	-0-	0%	1,086,958	(2)	-0-	0%
Capital Ventures International (6)	2,173,913	1.3%	2,173,913		-0-	0%
	-0-	0%	2,173,914	(2)	-0-	0%
Portside Growth and Opportunity Fund (7)	543,478.3%		543,478		-0-	0%
	-0-	0%	543,478	(2)	-0-	0%
Enable Growth Partners L.P. (8)	434,783.3%		434,783		-0-	0%
	-0-	0%	434,784	(2)	-0-	0%
Whalehaven Funds Limited (9)	326,087.2%		326,087		-0-	0%
	-0-	0%	326,088	(2)	-0-	0%
Stonestreet Limited Partnership (10)	760,870.4%		760,870		-0-	0%
	-0-	0%	760,870	(2)	-0-	0%
Smithfield Fiduciary LLC (11)	543,478.3%		543,478		-0-	0%
	-0-	0%	543,478	(2)	-0-	0%
TCMP3 Partners LLP (12)	217,391.1%		217,391		-0-	0%
	-0-	0%	217,392	(2)	-0-	0%
Bristol Investment Fund, Ltd. (13)	652,174.4%		652,174		-0-	0%
	-0-	0%	652,174	(2)	-0-	0%
Vertical Ventures, LLC (14)	543,478.3%		543,478		-0-	0%
	-0-	0%	543,478	(2)	-0-	0%
Merriman Curhan Ford Corporation (15)	272,826.2%		272,826		-0-	0%
	-0-	0%	272,826	(2)	-0-	0%
A. Tod Hindin	108,696.1%		108,696		-0-	0%
	-0-	0%	108,696	(2)	-0-	0%
Kenneth R. Werner Revocable Trust	108,696.1%		108,696		-0-	0%
	-0-	0%	108,696	(2)	-0-	0%
Thomas P. O'Shea, Jr	65,217.1%		65,217		-0-	0%
	-0-	0%	65,218	(2)	-0-	0%
D. Jonathan Merriman	65,217.1%		65,217		-0-	0%
	-0-	0%	65,218	(2)	-0-	0%
Brock Ganeles	54,348.1%		54,348		-0-	0%
	-0-	0%	54,348	(2)	-0-	0%
Elise Stern	54,348.1%		54,348		-0-	0%
	-0-	0%	54,348	(2)	-0-	0%
Craig E. Sultan	54,348.1%		54,348		-0-	0%
	-0-	0%	54,348	(2)	-0-	0%
Carl Frankson	54,348.1%		54,348		-0-	0%
	-0-	0%	54,348	(2)	-0-	0%
Jon M. Plexico	43,478.1%		43,478		-0-	0%

	-0-	0%	43,478	(2)	-0-	0%
Pete Marcil	43,478.1%		43,478		-0-	0%
	-0-	0%	43,478	(2)	-0-	0%
David Bain	43,478.1%		43,478		-0-	0%
	-0-	0%	43,478	(2)	-0-	0%
Steven R. Sarracino	42,391.1%		42,391		-0-	0%
	-0-	0%	42,392	(2)	-0-	0%
Gregory S. Curhan	21,739.1%		21,739		-0-	0%
	-0-	0%	21,740	(2)	-0-	0%
John Hiestand	21,739.1%		21,739		-0-	0%
	-0-	0%	21,740	(2)	-0-	0%
Robert E. Ford	21,739.1%		21,739		-0-	0%
	-0-	0%	21,740	(2)	-0-	0%
Eric Wold	21,739.1%		21,739		-0-	0%
	-0-	0%	21,740	(2)	-0-	0%
Christopher Aguilar	21,739.1%		21,739		-0-	0%
	-0-	0%	21,740	(2)	-0-	0%
Peter A. Blackwood	21,739.1%		21,739		-0-	0%
	-0-	0%	21,740	(2)	-0-	0%
Genesis Microcap Inc. (16)	217,391.1%		217,391		-0-	0%
	-0-	0%	217,392	(2)	-0-	0%
John V. Winfield	1,630,435.9%		1,630,435		-0-	0%
	-0-	0%	1,630,436	(2)	-0-	0%
John V. Winfield IRA-1	1,086,957.6%		1,086,957		-0-	0%
	-0-	0%	1,086,958	(2)	-0-	0%
John V. Winfield IRA-2	543,478.3%		543,478		-0-	0%
	-0-	0%	543,478	(2)	-0-	0%
Santa Fe Financial Corp. (17)	543,478.3%		543,478		-0-	0%
	-0-	0%	543,478	(2)	-0-	0%
Portsmouth Square, Inc. (17)	543,478.3%		543,478		-0-	0%
	-0-	0%	543,478	(2)	-0-	0%
Intergroup Corp. (17)	2,173,913	1.3%	2,173,913		-0-	0%
	-0-	0%	2,173,914	(2)	-0-	0%
Erik Franklin	54,348.1%		54,348		-0-	0%
	-0-	0%	54,348	(2)	-0-	0%
Joanne T. Becker InterVivos Trust	20,000.1%		10,000	(18)	20,000.1%
Charles and Genevieve Holmes	10,000.1%		5,000	(18)	10,000.1%
Rodney Mayberry	20,000.1%		10,000	(18)	20,000.1%
Gerald Jenkins	10,000.1%		5,000	(18)	10,000.1%
Isaac and Donna Ward	20,000.1%		10,000	(18)	20,000.1%
David Salari	10,000.1%		5,000	(18)	10,000.1%
Alan Ward	10,000.1%		5,000	(18)	10,000.1%
John Wilkins	10,000.1%		5,000	(18)	10,000.1%
Thomas and Barbara Worthen	10,000.1%		5,000	(18)	10,000.1%
Mark and Jennifer Ward	193,333.1%		96,666	(18)	193,333.1%
Gordon Randy Lane	100,000.1%		50,000	(18)	100,000.1%
Lisa Boksenbaum (20)	10,000.1%		5,000	(18)	10,000.1%

(1)

The percentage of shares is based on 194,992,911 (this amount shall be reduced by 133,300 shares which represents the cancellation of shares issued in our February 2004 private placement that were not subscribed for)shares issued and outstanding as of April 19, 2004.

(2)	Consists of A Warrants and Green Shoe Warrants.

(3)

Gamma Capital Advisors, Ltd., an Anguilla, British West Indies company, is the general partner to the stockholder Gamma Opportunity Capital Partners, LP, a Cayman Islands registered limited partnership, with the power to vote and dispose of the common shares being registered on behalf of the stockholder. As such, Gamma Capital Advisors, Ltd. may be deemed the beneficial owner of said shares. Christopher Rossman and Jonathan P. Knight, PhD are the Directors to Gamma Capital Advisors, Ltd., each possessing the power to act on its behalf. Gamma Capital Advisors, Ltd., Christopher Rossman and Jonathan P. Knight, PhD each disclaim beneficial ownership of the shares of common stock being registered hereto.

(4)	Konrad Ackerman is a representative of, and makes investment decisions for, Alpha Capital Aktiengellschaft.

(5)	S. Michael Rudolph is a representative of, and makes investment decisions for, Longview Fund LP, Longview Equity Fund, LP and Longview International Equity Fund, LP.

(6)	Mike Mollen is a representative of, and makes investment decisions for, Capital Ventures International.

(7)	Nancy Wu is a representative of, and makes investment decisions for, Portside Growth and Opportunity Funds.

(8)	Mitchell Levine is a representative of, and makes investment decisions for, Enable Growth Partners L.P.

(9)	Michael Finkelstein is a representative of, and makes investment decisions for, Whalehaven Funds Limited.

(10)	Michael Finkelstein is a representative of, and makes investment decisions for, Stonestreet Limited Partnership.

(11)	Adam Chill is a representative of, and makes investment decisions for, Smithfield Fiduciary LLC.

(12)	Walter Schenker is a representative of, and makes investment decisions for, TCMP3 Partners LLP.

(13)	Paul Kessler is a representative of, and makes investment decisions for, Bristol Investment Fund, Ltd.

(14)	Josh Silverman is a representative of, and makes investment decisions for, Vertical Ventures, LLC.

(15)	John Hiestad is a representative of, and makes investment decisions for, Merriman Curhan Ford Corporation.

(16)	Lawrence S. Gibbons is a representative of, and makes investment decisions for, Genesis Microcap Inc.

(17)	John V. Winfield is a representative of, and makes investment decisions for, Santa Fe Financial Corp., Portsmouth Square, Inc. and Intergroup Corp.

(18)

This amount is for the registration of shares underlying the warrants held by this person. This amount is not included in the category “Shares of common stock owned prior to the offering.” This chart assumes that such shares will still be held by the shareholder after the offering.

(19)

Assumes that all of the shares of common stock being registered (including the shares of common stock issuable in connection with our A Warrants, Green Shoe Warrants and warrants issued in our recent private placement offering which closed February 23, 2004) in this prospectus are sold and no other shares of common stock are sold during the offering period.

(20)	Lisa Boksenbaum is our employee.

PLAN OF DISTRIBUTION

All of the stock owned by the selling security holders will be registered by the registration statement of which this prospectus is a part. The selling security holders may sell some or all of their shares immediately after they are registered. The selling security holders shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

o	ordinary brokers transactions, which may include long or short sales,

o	transactions involving cross or block trades on any securities or market where our common stock is trading,

o	purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus, “at the market” to or through market makers or into an existing market for the common stock,

o	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

o	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or

o	any combination of the foregoing, or by any other legally available means.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $75,000.

We have informed the selling stockholders that certain anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have furnished the selling stockholders with a copy of such rules and have informed them of the need for delivery of copies of this prospectus. The selling stockholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such rule.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

DESCRIPTION OF SECURITIES

The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits.

GENERAL

Our authorized capital stock consists of 500,000,000 shares of common stock, $.000666 par value per share and 150,000 shares of Convertible Redeemable Preferred Stock, $100 par value.

COMMON STOCK. As of April 19, 2004, 194,992,911 shares (this amount shall be reduced by 133,300 shares which represents the cancellation of shares issued in our February 2004 private placement that were not subscribed for) of $.000666 par value common stock were issued and outstanding. Holders of common stock are entitled to one vote for each share of common stock owned of record on all matters to be voted on by stockholders, including the election of directors. The holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors, in its discretion, from funds legally available. The common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption provisions. All outstanding shares of common stock are validly issued, fully paid and non-assessable.

PREFERRED STOCK. As of April 19, 2004, 46,500 shares of $100 par value convertible redeemable preferred stock were issued and outstanding. The shares of preferred stock do not have voting power until converted into shares of common stock. The preferred stock was authorized for the purpose of converting net operating production revenue debt obligations, created pursuant to individual separate acquisition agreements to assets through instruments offering both liquidity and profit participation from our operations. On July 12, 2003, we issued 46,500 shares to Harlesk Nevada, Inc. in exchange for the Spring Valley and Gold Canyon placer gold claims. The preferred shares are secured by 20% of the net operating production revenue stream from the Spring Valley and Gold Canyon placer gold claims. The preferred shares are redeemable at face value ($100) plus a 3% coupon, from 20% of the net operating proceeds from production revenues derived from gold, silver, cooper and sand and gravel sales from the Spring Valley and Gold Canyon placer gold claims. Redemption shall commence on the earlier of the sixth month anniversary of issuance provided production has commenced and revenue is available for distribution, or 3 months after the commencement of production, and shall be payable quarterly in arrears. The preferred shares are convertible into shares of our common stock after the first anniversary of issuance. The conversion price is determined by the average market value of the shares of our common stock for the 30 days prior to conversion, less a 15% discount. Conversion is further limited to a maximum of 2 quarterly redemption payments with 30 days prior notice in advance of the next payment date. Upon conversion, common shares issued shall be restricted in accordance with Rule 144 of the 1933 Securities Act.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL

DISCLOSURE

During the two most recent fiscal years ended December 31, 2003, there have been no disagreements with Jewett, Schwartz & Associates, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

TRANSFER AGENT

The Transfer Agent and Registrar for our common stock is Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209. Its telephone number is (303) 282-4800.

EXPERTS

The financial statements included in this prospectus have been audited by Jewett, Schwartz & Associates, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion and includes an explanatory paragraph referring to our recurring losses from operations which raise substantial doubt about our ability to continue as a going concern), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of our common shares offered will be passed upon for us by Anslow & Jaclin, LLP, Manalapan, New Jersey 07726.

GOLDSPRING, INC.

FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2004

GOLDSPRING, INC.

CONSOLIDATED BALANCE SHEET

As of March 31, 2004

ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$8,011,819
Other current assets	$78,374
Investment (Gold)	$504,000
Inventory -	$869,920
Deferred tax benefit	$1,420,000
TOTAL CURRENT ASSETS	10,884,113
PLANT, EQUIPMENT AND MINERAL PROPERITIES, NET
Mineral Properties	$5,984,837
Plant and equipment	$1,486,284
TOTAL PROPERTY AND EQUIPMENT	7,471,121
OTHER ASSETS:
Reclamation deposit	145,000
Equipment purchase deposit	100,000
TOTAL ASSETS	$18,600,234

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts Payable	$346,496
Accrued Expenses	$302,718
Current portion of long-term debt - related party	$400,000
TOTAL CURRENT LIABILITIES	1,049,214

LONG-TERM DEBT - RELATED PARTY, NET OF CURRENT PORTION	$500,000

TOTAL LIABILITIES	1,549,214
STOCKHOLDERS' EQUITY
Convertible redeemable preferred stock, $100 par value, 150,000 authorized, 46,500 issued and outstanding	4,650,000

Common stock, $.000666 par value, 500,000,000 shares authorized, 194,992,911 shares issued and outstanding	$129,777
Additional Paid-in Capital	$15,930,019
Accumulated deficit - Prior years	$(3,705,019)
Accumulated Earnings deficit - Current Year	$45,870
TOTAL STOCKHOLDERS' EQUITY	$17,051,020
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$18,600,234

        The accompanying notes are an integral part of these statements.

F-3

GOLDSPRING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the three month period ended

	2003	2002
SALES AND OTHER INCOME
Sales	$-	$-
Interest	$458	$-
	$458	$-
COSTS AND EXPENSES
Costs applicable to sales	$-	$-
Depreciation, depletion and amortization	$-	$-
General and administrative	$353,054	$-
Consulting	$81,534	$-
Other	$-	$-
	$434,588	$-
LOSS BEFORE INCOME TAX BENEFIT	$(434,130)	$-

INCOME TAX BENEFIT	$480,000	$-
NET INCOME	$45,870	$-
Earnings per common share, basic	$0	$0
Earnings per common share, diluted	$0	$0
Weighted Average Shares Outstanding	175,294,000	100,410,000
Fully Diluted Weighted Average Shares Outstanding	177,773,000	100,410,000

        The accompanying notes are an integral part of these statements.

F-4

GOLDSPRING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the month period ended March 31,

	2004	2003
Cash Flows from Operating Activities
Net Income	$45,870	$-
Adjustments to Reconcile Net Income to Net Cash Used in Operating Activities:
Consulting services provided in exchange for common stock - Increase:	42,000
Other Current Assets - (Increase)	(1,830,003)	-
Accounts payable - Increase:	237,548	-
Accrued expenses - Increase:	253,396
	(1,297,059)	-
Net cash used in Operating Activities	(1,251,188)	-
Investing activities
Acquisitions of plant, equipment and mineral properties	(533,631)	-
Net cash used in investing activities	(533,631)	--
Financing Activities
Net Proceeds from the issuance of common stock (After Fees & Related Expenses)	9,532,500	--
Principal payment on note payable	(100,000)	--
Net Cash Flows Provided by Financing Activities	9,432,500	-
Net Increase in Cash	7,647,681	-
Cash Beginning of Year	364,138	318
Cash End of Period	$8,011,819	$318

        The accompanying notes are an integral part of these statements.

F-6

GOLDSPRING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2004 and 2003

(Unaudited)

NOTE A - BASIS OF PREPARATION OF FINANCIAL STATEMENTS

The following interim Consolidated Financial Statements of GoldSpring, Inc. and its subsidiaries (collectively, “GoldSpring” or the “Company” are unaudited and prepared in accordance with the rules and regulations of the Securities and Exchange Commission for Form 10-QSB. Such rules and regulations allow the omission of certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles as long as the statements are not misleading. In the opinion of management, all adjustments necessary for a fair presentation of these interim statements have been included. These interim Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements of GoldSpring, Inc. included in its Annual Report on Form 10-KSB for the year ended December 31, 2003.

The Company’s Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of the Company’s Consolidated Financial statements requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. The more significant areas requiring the use of managements estimates and assumptions relate to mineral reserves that are the basis for future cash flow estimates and units-of -production depreciation, depletion and amortization calculations: environmental reclamation and closure obligations; estimates of recoverable gold and other minerals in stockpile and leach pads inventories; asset impairments (including impairments of goodwill, long-lived assets, and investments); valuation allowances for deferred tax assets; reserves for contingencies and litigation; and the fair value and accounting treatment of financial instruments. The Company bases its estimates on the Company’s historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ significantly from these estimates under different assumptions or conditions.

Restatement of Financial Statements

The Company after careful consideration and review, has elected to change the accounting treatment of the transaction between the Company and Ecovery, Inc. (the "Transaction") and accordingly restate the financial statements. Originally, the Transaction was accounted for as a business combination that resulted in recording goodwill, an intangible asset, of approximately $8.9 million. After further investigation and consideration, the Company has concluded that treatment of this Transaction as a reverse merger more accurately reflects the nature of this Transaction. The primary factors influencing the accounting treatment change for this Transaction are: (1) the change in control of the Company based on the number of GoldSpring shares issued to the Ecovery shareholders in the transaction; (2) effective the date of the transaction, the sole officer and director of the Company resigned; and (3) the Company, GoldSpring, Inc. had no operations prior to the Transaction. The accounting impact of treating this Transaction as a reverse merger instead of a business combination is an elimination of $8.9 million of goodwill and a reduction of Additional Paid - in Capital by the same amount. This change in accounting treatment had no effect on the Company's results of operations.

NOTE B — STOCKHOLDERS’ EQUITY

In February 2004, the Company raised $332,500 under a Restricted Private Placement for accredited private investors. The private placement consisted of 44 1/3 Units, each Unit represented 10,000 shares of restricted common stock and 5,000 warrants exercisable at $1.00 per share. The warrants expire on February 23, 2005 (one year from the closing date of the private placement).

F-7

In March 2004, the Company raised a total of $10 million in a private placement to institutional and accredited investors through the issuance of 21,739,130 shares of unregistered common stock. The investors also received Series A warrants to purchase 50% additional shares of common stock, at an exercise price of $0.86 per share and Series B warrants, providing investors the opportunity to invest an additional $5 million at an exercise price of $.46 per share. The Series A warrants are exercisable for four years, and the Series B warrants are exercisable for one hundred and eighty (180) business days after the Effective Date of the S-1 registration statement.

Shares Issued in Consideration of Consulting Services

On January 12, 2004, the Company issued a total of 50,000 shares to Pernendu K. Rana Medhi, a Board Member, pursuant to a consulting services agreement. The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. These issuance of shares of common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by the Company did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. The Company did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Medhi had the necessary investment intent as required by Section 4(2) since he agreed to and received share certificates bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, the Company has met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

Income Tax Benefit

The Income Tax benefit was calculated based on the increase to the net operating loss carryforward resulting from the loss from operations incurred during the first quarter and the fees related to the $10 million equity financing.

Subsequent Events

Pursuant to the February private placement, the Company in April 2004 repurchased 100,000 shares of common stock for $75,000, or $0.75 per share, which was the market price at the time of the transaction. The funds for the stock repurchase came from the proceeds related to the gain on the April 2004 spot deferred sale of gold contract.

In April 2004, 2,000,000 shares of the Company’s restricted common stock issued to Antonio Treminio were returned to the Company and subsequently cancelled. A dispute had arisen between the Company and Mr. Treminio relating to alleged obligations owed by the Company to Treminio and GoldSpring shares owned by Treminio. An agreement was reached whereby Mr. Treminio returned the shares and the Company simultaneously paid Treminio $150,000 in full satisfaction of all amounts owed to Treminio.

Subsequent to March 31, 2004, an additional 1,947,296 restricted common shares became unrestricted and qualified for sale in a brokered transaction pursuant to Rule 144 of the Securities Act of 1933. During 2004, a total of 2,499,769 restricted common shares became unrestricted and qualified for sale in a brokered transaction by unaffiliated and minority shareholders of the Company.

Forward-Looking Statements

The following discussion contains, in addition to historical information, forward-looking statements regarding GoldSpring, Inc. (the “Company” or “GSPG”), that involve risks and uncertainties. The Company’s actual results could differ materially. For this purpose, any statements contained in this Report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, history of operating losses and accumulated deficit; possible need for additional financing; competition; dependence on management; risks related to proprietary rights; government regulation; and other factors discussed in this report and the Company’s other filings with the Securities and Exchange Commission.

F-8

FINANCIAL STATEMENTS
GOLDSPRING, INC.

   REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the shareholders and board of directors GoldSpring, Inc.:

We have audited the accompanying consolidated balance sheet of GoldSpring, Inc. f/k/a Visator, Inc. (a Nevada corporation) as of December 31, 2003, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2003 and 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GoldSpring, Inc. as of December 31, 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The financial statements referred to above have been restated to account for the acquisition of the mining interests acquired from Ecovery, Inc. as a reverse merger pursuant to the Plan of Reorganization further described in Note A to the financial statements.

JEWETT, SCHWARTZ & ASSOCIATES

HOLLYWOOD, Florida
March 12, 2004 and
June 14, 2004 with respect to Note A

GOLDSPRING, INC.
f/k/a VISATOR, INC.
CONSOLIDATED BALANCE SHEET

As of December 31, 2003

ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$364,138
Other current assets	48,291
Inventory - Stockpile	54,000
Deferred tax benefit	940,000
TOTAL CURRENT ASSETS	1,406,429
PLANT, EQUIPMENT AND MINERAL PROPERITIES, NET
Mineral Properties	6,249,556
Plant and equipment	850,453
TOTAL PROPERTY AND EQUIPMENT	7,100,009
OTHER ASSETS:
Reclamation deposit	145,000
Equipment purchase deposit	100,000
TOTAL ASSETS	$8,751,438

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts Payable	$108,950
Accrued Expenses	49,322
Current portion of long-term debt - related party	400,000
TOTAL CURRENT LIABILITIES	558,272

LONG-TERM DEBT - RELATED PARTY, NET OF CURRENT PORTION	600,000

TOTAL LIABILITIES	1,158,272
STOCKHOLDERS' EQUITY
Convertible redeemable preferred stock, $100 par value, 150,000 authorized, 46,500 issued and outstanding	4,650,000

Common stock, $.000666 par value, 500,000,000 shares authorized, 172,627,149 shares issued and outstanding	114,970
Additional Paid-in Capital	6,533,215
Accumulated deficit	(3,705,019)
TOTAL STOCKHOLDERS' EQUITY	7,593,166
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$8,751,438

        The accompanying notes are an integral part of these statements.

GOLDSPRING, INC.
f/k/a VISATOR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31,

	2003	2002
SALES AND OTHER INCOME
Sales	$-	$1,157
Interest	1,891	-
	1,891	1,157
COSTS AND EXPENSES
Costs applicable to sales	-	-
Depreciation, depletion and amortization	1,118	13,264
General and administrative	387,557	57,177
Consulting (see Note M)	4,258,235	-
Research and development	-	9,645
	4,646,910	80,086
LOSS BEFORE INCOME TAX BENEFIT	(4,645,019)	(78,929)

INCOME TAX BENEFIT	940,000	-
NET LOSS	$(3,705,019)	$(78,929)
Net loss per common share, basic and diluted	$(0.027)	$(0.003)

        The accompanying notes are an integral part of these statements.

GOLDSPRING, INC.
f/k/a VISATOR, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIENCY

	Convertible redeemable Preferred Stock 150,000 shares authorized		Common Stock 150,000,000 shares authorized
	Shares Issued	Par Value $100 per share	Shares Issued	Par Value $.000666 per share	Stock Subscribed	Common Stock Subscriptions Receivable
BALANCE - DECEMBER 31, 2001	$--	$--	2,207,450	$1,472	$--	$--
Eleven for one forward stock split			22,074,500	14,702
Shares issued in exchange for consulting services			726,932	484
Twenty-five to one reverse stock split			(24,008,527)	(15,990)
Shares issued in exchange for consulting services			18,500,000	12,321
Shares issued and reacquired as treasury stock			79,500,000	52,947	52,947	(52,947)
Shares surrendered to treasury and retired			(16,500,000)	(10,989)
Shares issuable for cancellation of Stockholder debt			1,198,726	798
Net loss for the period January 1, 2002 Through December 31, 2002

BALANCE - DECEMBER 31, 2002	$--	$--	83,699,081	$55,745	$52,947	$(52,947)

Quasi-reorganization
Retirement of common stock			(79,500,000)	(52,947)	(52,947)	52,947
Common stock issued for acquisitions of plant, equipment and mining interests			91,523,149	60,954
Common stock issued for consulting services			24,289,000	16,176
Common stock retired			(11,735)	(8)
Convertible Redeemable Preferred stock issued for mining claim	46,500	4,650,000
Issuance of common stock			37,000,000	24,642
Forward Stock Split			15,627,654	10,408
Consulting fees incurred
Net Loss

BALANCE - DECEMBER 31, 2003	$46,500	$4,650,000	172,627,149	$114,970	$--	$--

	Treasury Stock Subscriptions Payable	Additional Paid-In Capital	Treasury Stock (at cost)	Accumulated Deficit	Deferred Consulting Fees	Total
BALANCE - DECEMBER 31, 2001	$--	$317,428	$--	$(491,844)	$--	$(172,944)
Eleven for one forward stock split		(14,702)				--
Shares issued in exchange for consulting services		22,794			(23,278)	--
Twenty-five to one reverse stock split		15,990				--
Shares issued in exchange for consulting services		18,672,679			(18,685,000)	--
Shares issued and reacquired as treasury stock	20,000	(52,947)	(20,000)			--
Shares surrendered to treasury and retired		(16,654,011)			16,665,000	--
Shares issuable for cancellation of Stockholder debt		203,196				203,994
Net loss for the period January 1, 2002 Through December 31, 2002				(78,929)		(78,929)

BALANCE - DECEMBER 31, 2002	$20,000	$2,510,427	$(20,000)	$(570,773)	$(2,043,278)	$(47,879)

Quasi-reorganization		(570,773)		570,773		--
Retirement of common stock	(20,000)	52,947	20,000			--
Common stock issued for acquisitions of plant, equipment and mining interests		561,702				622,656
Common stock issued for consulting services		2,103,954				2,120,130
Common stock retired						(8)
Convertible Redeemable Preferred stock issued for mining claim						4,650,000
Issuance of common stock		1,885,366				1,910,008
Forward Stock Split		(10,408)				--
Consulting fees incurred					2,043,278	2,043,278
Net Loss				(3,705,019)		(3,705,019)

BALANCE - DECEMBER 31, 2003	$--	$6,533,215	$--	$(3,705,019)	$--	$7,593,166

        The accompanying notes are an integral part of these statements..

GOLDSPRING, INC.
f/k/a VISATOR, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ending December 31,

	2003	2002
Cash flows from operating activities
Net (Loss)	$(3,705,019)	$(78,929)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Depreciation	1,118	13,264
Deferred tax benefit	(940,000)
Consulting services provided in exchange for common stock	4,138,408
(Increase) Decrease in:
Other Current Assets	(148,291)	25,000
(Increase) Decrease in:
Accounts payable	108,951	11,924
Accrued expenses	50,000	--
	3,210,186	50,188
Net cash used in Operating Activities	(494,833)	(28,741)
Reclamation bond deposit	(145,000)	--
Acquisitions of plant, equipment and mineral properties	(1,906,355)	--
Net cash used in investing activities	(2,051,355)	--
Financing Activities
Proceeds from the issuance of common stock	1,910,008	--
Proceeds from the issuance of note payable to a related party	1,000,000	--
Proceeds from the issuance of notes payable to related parties	--	31,629
Security Deposits Forfeited	--	4,355
Net cash flows provided by Financing Activities	2,910,008	35,984
Net Increase (Decrease) in Cash	363,820	7,243
Cash Beginning of Year	318	(6,925)
Cash End of Period	$364,138	$318
Supplemental disclosures of non-cash investing and financing activities:

Issuance of common stock for the acquisitions of GoldSpring, LLC and Ecovat, LLC	$9,000,000	$--
Issuance of preferred stock for the acquisition of the GoldSpring mining claims	$4,650,000	$--
Issuance of common stock for the acquisition of water rights	$41,000	$--
Issuance of common stock for the acquisition of Plum Mining, LLC	$200,000	$--
Issuance of common stock for an equipment deposit	$100,000	$--

        The accompanying notes are an integral part of these statements.

GOLDSPRING, INC. f/k/a VISATOR, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Summarized below are the significant accounting policies of GoldSpring, Inc. (f/k/a STARTCALL.COM, INC.)

The Company: The Company, incorporated in the State of Florida effective October 19, 1999 (Date of Inception) under the name of Click and Call, Inc. and, established its corporate offices in Miami, Florida.

On June 7, 2000, the Company filed an amendment to the Articles of Incorporation effecting a name change to STARTCALL.COM, INC., and also changed its capital structure as disclosed in Note G to these financial statements.

The Company, prior to and for part of the current year, met the criteria of a Development Stage Enterprise and presented its financial statements in accordance with Statements of Financial Accounting Standards (“SFAS”) Number 7, Accounting and Reporting by Development Stage Enterprises. However, during the current year and pursuing the termination of the agreement with Web Intelligence Technology APS and ARN Invest APS., as more fully described below, management of the Company, in the best interest of the shareholders determined that the Company should pursue other opportunities and no longer engage in development activities. At December 31, 2002 the Company was no longer in the development stage.

Nature of the Business: The Company formerly planned on operating as an Application Service Provider, or ASP, and offering real-time interaction technology as an outsource service. In December 2002 management entered into a Stock Purchase Agreement and Share Exchange with Web Intelligence Technology ApS and ARN Invest ApS (both Denmark Corporations) in consideration for the issuance of 79,500,000 shares of Startcall to ARN. The Company subsequently filed a Certificate of Amendment in the State of Florida changing its name to Visator, Inc. Pursuant to the agreement, Antonio Treminio and Sylvio Martini resigned as officers and directors and Anders Nielsen and Jesper Toft were appointed new officers and directors of the Company. However, in February 2003 the parties to this agreement entered into a termination agreement and mutual release in which the parties agreed to terminate and deem null and void the Stock Purchase Agreement and Share Exchange. Pursuant to this agreement, ARN Invest returned the 79,500,000 shares of stock in consideration for the payment of $20,000 by the Company to Web Intelligence. The Company’s Management, upon termination of this agreement, determined that it was in the best interest of the shareholders to seek other business opportunities for the Company. This topic is discussed in more detail below. The financial statements are being presented as though the termination took place in 2002.

GOLDSPRING, INC. f/k/a VISATOR, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Concurrent with the aforementioned termination agreement, management entered into a purchase agreement with Ecovery, Inc. (“Seller”) to acquire GoldSpring LLC and Ecovat Copper Nevada LLC. These two enterprises made up substantially all of the assets used by Ecovery in conducting its mining business in Nevada. The assets included, but were not limited to, the Seller’s accounts receivable, corporate name, trade name, trademarks and logos, mining tenements and any and all mining claims.

On March 20, 2003, pursuant to the Plan of Reorganization by Exchange the Company changed its name to GoldSpring, Inc.

On June 12, 2003, as outlined in the Plan and Agreement of Reorganization by exchange by Goldspring, Inc., the Company purchased GoldSpring, LLC and Ecovat Copper Nevada, LLC from Ecovery, Inc. for a total of 90,000,000 restricted common shares of the Company, 46,500 newly authorized $100.00 Preferred Convertible, Redeemable shares in full satisfaction of $4,650,000 of production payments due from the operation of the mining claims and $100,000. These two LLC’s represented substantially all of the mining assets of Ecovery, Inc. The Plan and Agreement of Reorganization by Exchange agreement was entered into on March 20, 2003, with an effectuation date of March 11, 2003 and all of the requirements and conditions of the closing were satisfied as of June 12, 2003. In accordance with the agreement, the Company in March 2003 cancelled the previously issued 79,500,000 restricted common shares and reissued 90,000,000 restricted common shares to the Ecovery shareholders.

On November 4, 2003, the Company acquired Plum Mining LLC for $1.4 million. The purchase price consisted of a $200,000 cash payment, 594,177 restricted common shares valued at $200,000 and $1,000,000 non interest bearing promissory note due in equal quarterly installments commencing January 2004 through June 2006 (See Note G).

Restatement of Financial Statements

The Company, pursuant to its recent S-1 filing and after careful consideration and review, has elected to change the accounting treatment of the transaction between the Company and Ecovery, Inc. (the "Transaction") and accordingly restate the financial statements. Originally, the Transaction was accounted for as a business combination that resulted in recording goodwill, an intangible asset, of approximately $8.9 million. After further investigation and consideration, the Company has concluded that the accounting treatment of this Transaction as a reverse merger more accurately reflects the nature of this Transaction. The primary factors influencing the accounting treatment change for this Transaction are: (1) the change in control of the Company based on the number of GoldSpring shares issued to the Ecovery shareholders in the transaction; (2) effective the date of the transaction, the sole officer and director of the Company resigned; and (3) the Company, GoldSpring, Inc. had no operations prior to the Transaction. The accounting impact of treating this Transaction as a reverse merger instead of a business combination is an elimination of $8.9 million of goodwill and a reduction of Additional Paid - in Capital by the same amount. This change in accounting treatment had no effect on the Company's results of operations.

GOLDSPRING, INC. f/k/a VISATOR, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Principals of Consolidation:

The consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all highly liquid debt securities purchased with original or remaining maturities of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair value.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair market value because of the short maturity of those instruments. Furthermore, Notes Payable amounts approximate the fair value.

Credit Risk

It is the Company’s practice to place its cash equivalents in high quality money market securities with one major banking institution. Certain amounts of such funds are not insured by the Federal Deposit Insurance Corporation. However, the Company considers its credit risk associated with cash and cash equivalents to be minimal.

Inventories

In general, costs that are incurred in or benefit the productive process are inventoried. Inventories are carried at the lower of cost or net realizable value. The current portion of inventories is determined based on the expected amounts to be processed within the next twelve months. Inventories not expected to be processed within the next twelve months are classified as long-term.

The major classifications of inventory are as follows:

GOLDSPRING, INC. f/k/a VISATOR, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Stockpiles:

Stockpiles represent coarse ore that has been extracted from the mine and is available for further processing. Stockpiles are measured by estimating the number of tons (via truck counts and/or in-pit surveys of the ore before stockpiling) added and removed from the stockpile, the number of contained ounces (based on assay data) and the recovery percentage (based on the process for which the ore is destined). Stockpile tonnages are verified by periodic surveys. Stockpiles are valued based on mining costs incurred up to the point of stockpiling the ore, including applicable depreciation depletion, and amortization relating to mining operations. Value is added to a stockpile based on the current mining cost per ton and removed at the average cost per recoverable ounce of gold in the stockpile.

Leach Pads

The recovery of gold from certain oxide ores is best achieved through the heap leaching process. Under this method, ore is placed on leach pads where it is permeated with a chemical solution, which dissolves the gold contained in the ore. The resulting “pregnant” solution is further processed in a leach plant where the gold in-solution is recovered. For accounting purposes, value is added to leach pads based on current mining costs, including applicable depreciation depletion and amortization relating to mining operations. Value is removed from the leach pad as ounces are recovered in circuit at the leach plant based on the average cost per recoverable ounce of gold on the leach pad.

The engineering estimates of recoverable gold on the leach pads are calculated from the quantities of ore placed on the pads (measured tons added to the leach pads), the grade of ore placed on the leach pads (based on assay data) and a recovery percentage (based on the leach process and ore type). In general, the leach pad production cycles project recoveries of approximately 60% to 90% of the placed recoverable ounces in the first six months of leaching, declining each 6 month period thereafter until the leaching process is complete.

Although the quantities of recoverable gold placed on the leach pads are reconciled by comparing the grades of ore placed on pads to the quantities of gold actually recovered (metallurgical balancing), the nature of the leaching process inherently limits the ability to precisely monitor inventory levels. As a result, the metallurgical balancing process is constantly monitored and the engineering estimates are refined based on actual results over time. The ultimate recovery of gold from a pad will not be known until the leaching process is terminated.

The current portion of leach pad inventories is determined based on engineering estimates of the quantities of gold at the balance sheet date, which are expected to be recovered during the next twelve months.

GOLDSPRING, INC. f/k/a VISATOR, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

In-process

In-process inventories represent materials that are currently in the process of being converted to a saleable product. Conversion processes vary depending on the nature of the ore and the specific mining operation, but include mill in- circuit, leach in-circuit, floatation and column cells, and carbon in-pulp inventories. In-process material is measured based on assays of the material fed to process and the projected recoveries of the respective plants. In-process inventories are valued at the average cost of the material fed to process attributable to the source material coming from the mine, stockpile or leach pad plus the in-process conversion costs, including applicable depreciation relating to the process facility, incurred to that point in the process.

Finished goods

Finished goods inventories represent saleable gold dore or gold bullion and are valued at the average cost of the respective in-process inventories incurred prior to the refining process, plus refining costs.

At December 31, 2003, the Company had a stockpile of 10,000 tons valued at $54,000.

Impairment of Long Lived Assets and Long Lived Assets to be Disposed Of

In August 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” which supersedes both SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and the accounting and reporting provisions of Accounting Practice Bulletin (“APB”) Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business (as previously defined in that opinion).

GOLDSPRING, INC. f/k/a VISATOR, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

This statement establishes the accounting model for long-lived assets to be disposed of by sale and applies to all long-lived assets, including discontinued operations. This statement requires those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. The Company adopted SFAS No. 144 in the fiscal year ending October 31, 2002.

SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for recognizing and measuring impairment losses on long-lived assets held for use and long-lived assets to be disposed of by sale, while also resolving significant implementation issues associated with SFAS No. 121. The Company adopted SFAS No. 144 in its evaluation of the fair value of certain assets as described in Notes 2 and 3.

Intangible Assets — The Company accounts for intangible assets in accordance with SFAS 142. Generally, intangible assets with indefinite lives, and goodwill, are no longer amortized; they are carried at lower of cost or market and subject to annual impairment evaluation, or interim impairment evaluation if an interim triggering event occurs, using a new fair market value method. Intangible assets with finite lives are amortized over those lives, with no stipulated maximum, and an impairment test is performed only when a triggering event occurs. Such assets are amortized on a straight-line basis over the estimated useful life of the asset. Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the fair value is less than the carrying amount of the asset, an impairment loss is then recognized.

Revenue Recognition

Revenue is recognized in accordance with the U.S. Securities and Exchange Commission Staff Accounting Bulletin No. 101, such that revenue is recognized when the price is determinable and upon delivery and transfer of title of third-party refined gold or other metal to the customer.

GOLDSPRING, INC. f/k/a VISATOR, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Deferred Stripping Costs

In general, mining costs are charged to Costs applicable to sales as incurred. However, at open-pit mines, which have diverse grades and waste-to-ore ratios over the mine life, the Company defers and amortizes certain mining costs on a units-of-production basis over the life of the mine. These mining costs, which are commonly referred to as “deferred stripping” costs, are incurred in mining activities that are normally associated with the removal of waste rock. The deferred stripping accounting method is generally accepted in the mining industry where mining operations have diverse grades and waste-to-ore ratios; however industry practice does vary. Deferred stripping matches the costs of production with the sale of such production at the Company’s operations where it is employed, by assigning each ounce of gold with an equivalent amount of waste removal cost. If the company were to expense stripping costs as incurred, there may be greater volatility in the Company’s period-to-period operations.

At the Company’s gold mining operations, deferred stripping costs are charged to Costs applicable to sales as gold is produced and sold using the units-of-production method based on estimated recoverable ounces of proven and probable gold reserves, using a stripping ration calculated as the ratio of total tons to be moved to total proven and probable ore reserves, and result in the recognition of the costs of waste removal activities over the life of the mine as gold is produced and sold. The application of the accounting and deferred stripping costs and resulting differences in timing between costs deferred and amortization generally results in an asset on the balance sheet (deferred stripping costs), although a liability will arise if amortization exceeds costs deferred.

At December 31, 2003 the Company has not incurred any deferred stripping costs.

Stock Issued For Services — The value of stock issued for services is based on market value of the Company’s common stock at the date of issue or management’s estimate of the fair value of the services received, whichever is more reliably measurable.

Research and Development Costs: Generally accepted accounting principles state — — that costs that provide no discernible future benefits, or allocating costs on the basis of association with revenues or among several accounting periods that serve no useful purpose, should be charged to expense in the period occurred. SFAS No. 2 “Accounting for Research and Development Costs” requires that certain costs be charged to current operations including, but not limited to: salaries and benefits; contract labor; consulting and professional fees; depreciation; repairs and maintenance on operational assets used in the production of prototypes; testing and modifying product and service capabilities and design; and, other similar costs.

GOLDSPRING, INC. f/k/a VISATOR, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Property and Equipment: Property and equipment are stated at cost. Depreciation and amortization are provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. When applicable, leasehold improvements and capital leases are amortized over the lives of respective leases, or the service lives of the improvements, whichever is less.

YEARS
Computer equipment, peripherals and software	2-3
Office equipment	3-5
Furniture and fixtures	5-7

Expenditures for renewals and improvements that significantly extend the useful life of an asset are capitalized. The costs of software used in the business operations are capitalized and amortized over their expected useful lives. Expenditures for maintenance and repairs are charged to operations when incurred. When assets are sold or retired, the cost of the asset and the related accumulated depreciation are removed from the accounts and any gain or loss is recognized at such time. The straight-line method of depreciation is used for financial reporting purposes.

Mineral Properties

Acquisition cost and exploration and development expenditures incurred on non-producing mineral properties identified as having development potential, are deferred until the viability of the property is determined.

Option payments received are treated as a recovery mineral property costs. Option payments are at the discretion of the optionee and accordingly are accounted for on a cash basis or when receipt is reasonably assured.

Holding costs to maintain a property on a care and maintenance basis are expense as incurred.

GOLDSPRING, INC. f/k/a VISATOR, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Management reviews the carrying value of the Corporation’s interest in each property on a quarterly basis. Where information and conditions suggest impairment, these properties are written down to net recoverable amount, based on estimated future cash flows. Management’s estimates of gold price, recoverable proven and probable reserves, operating capital and reclamation costs are subject to risks and uncertainties affecting the recoverability of the Corporation’s investment in property, plant and equipment. Although management has made its best estimate of these factors based on current conditions, it is possible that changes could occur in the near term that could adversely affect management’s estimate of net cash flows expected to be generated from its operating properties and the need for possible asset impairment write-downs.

Where estimates of future net cash flows are not available and where other conditions suggest impairment, management assesses if carrying value can be recovered.

Property acquisition and development costs are carried at cost less accumulated amortization and write-downs. Amortization during production is provided on the units-of production method based on proven and probable reserves.

Provision for Future Reclamation and Closure Costs

Minimum standards for mine site reclamation and closure have been established by various government agencies that affect certain operations of the Corporation. The Corporation calculates its estimates of reclamation liability based on current laws and regulations and the expected future costs to be incurred in reclaiming, restoring and closing its operating mine sites. It is possible that the Corporation’s estimate of its reclamation, site restoration and closure liability could change in the near term due to possible changes in laws and regulations and changes in cost estimates.

During mine production, a provision for reclamation and mine closure is charged to earnings over the mine life on a units-of-production basis.

GOLDSPRING, INC. f/k/a VISATOR, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Recent Authoritative Pronouncements

The FASB has recently issued several new accounting pronouncements which may apply to the Company.

SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” supercedes SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of”. Though it retains the basic requirements of SFAS 121 regarding when and how to measure an impairment loss, SFAS No. 144 provides additional implementation guidance. SFAS 144 excludes goodwill and intangibles not being amortized among other exclusions. SFAS No. 144 also supercedes the provisions of APB Opinion No. 30, “Reporting the Results of Operations,” pertaining to discontinued operations. Separate reporting of a discontinued operation is still required, but SFAS No. 144 expands the presentation to include a component of an entity, rather than strictly a business segment as defined in SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” SFAS No. 144 also eliminates the current exemption to consolidation when control over a subsidiary is likely to be temporary. This statement is effective for all fiscal years beginning after December 15, 2001. The adoption of SFAS No. 144 did not have a material effect on the Company’s financial position, results of operations or liquidity.

SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” updates, clarifies, and simplifies existing accounting pronouncements. SFAS No. 145 rescinds SFAS 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB Opinion 30 will now be used to classify those gains and losses. SFAS No. 64 amended SFAS No. 4, and is no longer necessary because SFAS No. 4 has been rescinded. SFAS No. 44 was issued to establish accounting requirements for the effects of transition to the provisions of the motor Carrier Act of 1980.

SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions is accounted for in the same manner as sale-leaseback transactions. This amendment is consistent with FASB’s goal requiring similar accounting treatment for transaction that have similar economic effects. This statement is effective for fiscal years beginning after May 15, 2002. The adoption of SFAS No. 145 is not expected to have a material impact on the Company’s financial position, results of operations or liquidity.

GOLDSPRING, INC. f/k/a VISATOR, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Statement No. 146, “Accounting for Exit or Disposal Activities” addresses the recognition, measurement, and reporting of costs that are associated with exit and disposal activities that are currently accounted for pursuant to the guidelines set forth in Emerging Issues Task Force (“EITF”) No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to exit an Activity (including Certain Cost Incurred in a Restructuring),” cost related to terminating a contract that is not a capital lease and one-time benefit arrangements received by employees who are involuntarily terminated — nullifying the guidance under EITF No. 94-3. Under SFAS No. 146, the cost associated with an exit or disposal activity is recognized in the periods in which it is incurred rather than at the date the Company committed to the exit plan. This statement is effective for exit or disposal activities initiated after December 31, 2002 with earlier application encouraged. The adoption of SFAS No. 146 is not expected to have a material impact on the Company’s financial position, results of operations or liquidity.

SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure”, amends SFAS No. 123, “Accounting for Stock-Based Compensation.” In response to a growing number of companies announcing plans to record expenses for the fair value of stock options, SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. The Statement also improves the timeliness of those disclosures by requiring that this information be included in interim as well as annual financial statements. In the past, companies were required to make pro forma disclosures only in annual financial statements. The transition guidance and annual disclosure provisions of Statement 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002.

The Company adopted the disclosure provisions of SFAS No. 148 for the year ended December 31, 2002, but will continue to use the method under APB Opinion No. 25 in accounting for stock options. The adoption of the disclosure provisions of SFAS No. 148 did not have a material impact on the Company’s financial position, results of operations or liquidity.

In May 2003, the FASB issued Statement No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The Statement requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity.

GOLDSPRING, INC. f/k/a VISATOR, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

The NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Company is currently classifying financial instruments within the scope of this Statement in accordance with this Statement. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Management does not believe that this Statement will have a material impact on the Company’s financial statements.

Earnings Per Common Share: In calculating earnings per common share, basic earnings per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding, excluding the diluted effects of stock options. Currently, the Company has no stock options outstanding.

Use of Estimates: In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenditures during the reported periods. Actual results could differ materially from those estimates. Estimates may include, but not be limited to, those pertaining to the estimated useful lives of property and equipment and software, determining the estimated net realizable value of receivables, and the realization of deferred tax assets.

Stock-Based Compensation: The Company will account for stock-based compensation using the intrinsic vale method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”. Compensation costs for stock options, if any, are measured as the excess of the quoted market price of the Company’s stock at the date of grant over the amount the employee must pay to acquire the stock. Restricted stock is recorded as compensation costs over the requisite vesting periods based on the market value on the date of grant. Compensation costs for shares issued under performance share plans are recorded based upon the current market value of the Company’s stock at the end of each period.

Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation”, established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. The Company is electing to use APB Opinion No. 25 as its method of accounting and is adopting the disclosure requirements of SFAS No. 123.

The fair value of each option grant is to be estimated on the date of grant using the Black-Scholes option pricing model and certain weighted-average assumptions. As of December 31, 2003 no options have been granted.

GOLDSPRING, INC. f/k/a VISATOR, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Risks and Uncertainties: Management regularly evaluates risks and uncertainties and, when probable that a loss or expense will be incurred, a charge to current period operations is recorded.

Income Taxes: The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

NOTE B — OTHER CURRENT ASSETS

At December 31, 2003, other current assets include the following:

Other Current Assets:

Prepaid Consulting	25,000
Acquisition Deposit	10,000
Prepaid Rent	7,000
Other	6,291
Total	$48,291

GOLDSPRING, INC. f/k/a VISATOR, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

NOTE C — MINERAL PROPERTIES

	December 31, 2003
	Cost	Accumulated Amortization and Write downs	Net
MINERAL PROPERTIES:

Placer Gold Properties	$4,750,000	$--	$4,750,000
Big Mike Copper Mine	119,138	--	119,138
Plum Gold Properties	1,290,418	--	1,290,418
Water rights	90,000	--	90,000
	$6,249,556	$--	$6,249,556

	December 31, 2003
	Acquisition Cost	Exploration/Permit Cost	Net
MINERAL PROPERTIES:

Placer Gold Properties	$4,750,000	$--	$4,750,000
Big Mike Copper Mine	119,138	--	119,138
Plum Gold Properties	1,290,418	--	1,290,418
Water rights	90,000	--	90,000
	$6,249,556	$--	$6,249,556

GOLDSPRING, INC. f/k/a VISATOR, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

NOTE C — MINERAL PROPERTIES — continued

Placer Gold Properties and Big Mike Copper Mine

In March 2003 the Company, pursuant to a Plan and Agreement of Reorganization, acquired GoldSpring LLC (the Placer Gold Properties) and Ecovat Copper Nevada LLC (the Big Mike Copper Mine). Total consideration paid for the Placer Gold mineral properties and Big Mike Copper Mine was $4,750,000 consisting of 46,500 shares of $100 preferred convertible/redeemable shares plus $100,000 in cash and $119,138 respectively.

The Company will pay a 2% net smelter royalty for gold production at the Placer Gold Properties once the maximum production obligation of $4,650,000 to the shareholder of the Preferred stock has been satisfied.

Plum Gold Properties

The Plum Gold Properties were acquired as part of the acquisition of Plum Mining Company, LLC in November of 2003, for a total of $1,400,000 that consisted of a cash payment of $200,000, 549,177 restricted common shares valued at $200,000 and a promissory note payable for $1,000,000. (See Note G)

Upon commencement of production at the Billie the Kid and Lucerne properties, the Company shall pay a royalty to the lessor totaling the greater of $500 per month or a percentage of the Net Smelter Returns (The percentage varies based on the price of gold — 3% if gold is less than $400 per ounce, 4% if gold is in the $400‘s per ounce and 5% if gold is $500 or greater per ounce.).

NOTE D — PLANT AND EQUIPMENT

At December 31, plant and equipment consists of the following:

	Cost	Accumulated Amortization and Write downs	Net

Gold Properties	$845,953	$--	$845,953
Corporate	4,500	--	4,500
	$850,453	$--	$850,453

GOLDSPRING, INC. f/k/a VISATOR, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

NOTE E — ACCRUED RECLAMATION AND CLOSURE COSTS

The Nevada Revised Statutes and regulations promulgated there under by the Nevada State Environmental Commission and Division of Environmental Protection requires surety to be posted for mining projects to assure the Company will leave the site safe, stable, and capable of providing for a productive post-mining land use. Pursuant to the approved Reclamation Plan for Billie the Kid, the Company posted a surety in the amount of $321,000, of which $145,000 came in the form of a cash deposit and the balance was secured from a surety agent.

At December 31, 2003 the Company has not accrued any reclamation and closure costs.

NOTE F — NOTE PAYABLE — RELATED PARTY

Non-interest bearing note payable to a shareholder of the Company; payable in ten quarterly payments of $100,000 through June 2006.	$1,000,000
Less current portion	(400,000)
$600,000

GOLDSPRING, INC. f/k/a VISATOR, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

NOTE G — STOCKHOLDERS’ EQUITY

On September 27, 2002, the stockholders approved an amendment to the Company’s Articles of Incorporation pursuant to which the Company will increase the authorized shares of common stock from 50,000,000 to 150,000,000.

On February 4, 2002, the Board of Directors approved an 11-1 forward split of the Company’s outstanding stock. At the time of the stock split outstanding common shares totaling 2,207,450 was exchanged for 24,281,950 common shares.

In October 2002, the Company issued and aggregate of 726,932 shares for consulting services to be rendered. The Company valued these common shares at the fair market value on the issuance date of $23,278, which will be amortized over the service period.

On December 6, 2002, the Board of Directors approved a 25-1 reverse split of the Company’s outstanding stock. At the time of the stock split, outstanding common shares totaling 25,033,882 were exchanged for 1,001,335 common shares.

During December 2002, the Company entered into consulting agreements for investor relations and business advisory services to be rendered. As compensation for these services the Company issued an aggregate of 18,500,000 shares of common stock to these consultants. The Company valued these common shares at the fair market value on the contract date of $18,685,000. Concurrent with the termination agreement previously described in Note A, 16,500,000 of these shares were surrendered to treasury and retired which was recorded as of December 31, 2002 at the issuance cost of $1.01 per share (the fair market value on the issuance date) aggregating $16,665,000 that also was recorded as a reduction to deferred consulting fees and additional paid-in capital. The consulting services were realized during 2003.

In March 2003, the Company amended its articles of incorporation thereby increasing the authorized number of common shares to 500,000,000.

In March 2003, prior to the Plan and Agreement of Reorganization by exchange by GoldSpring, Inc., the Company entered into three consulting agreements whereby the Company issued an aggregate of 24,000,000 shares of stock, with an aggregate offering price of $2,080,000 (fair market value at the time of the contracts) in exchange for consulting services. Such consulting services were expensed during 2003.

In August 2003, the Company issued 89,000 shares of its common stock valued at $.17 per share, with an aggregate price of $15,130 for consulting services.

GOLDSPRING, INC. f/k/a VISATOR, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

NOTE G — STOCKHOLDERS’ EQUITY — continued

In August 2003, the Company issued 2,000,000 shares of its common stock valued at $.125 per share, with an aggregate price of $250,000. 200,000 shares were issued for geological services and 800,000 shares were issued for deposit on equipment to be purchased and 1,000,000 shares were issued for cash proceeds of $125,000.

In September 2003, the Company issued 36,000,000 shares its common stock at a price of $0.0496 per share, for an aggregate offering of $1,785,008.

Preferred Stock

In July 2003 the Company issued 46,500 shares of convertible preferred stock valued at $100.00 per share, for an aggregate amount of $4,650,000 in exchange for the Spring Valley and Gold Canyon placer gold claims.

The preferred stock is redeemable at face value ($100) plus a 3% coupon, both to be paid from 20% of the net operating proceeds from production revenues derived from gold, silver, copper and sand and gravel sales from the Spring Valley or Gold Canyon placer gold claims. Redemption shall commence on the earlier of the 6th month anniversary of issuance, provided production has commenced and revenue is available for distribution, or 3 months after the commencement of production and shall be payable quarterly in arrears.

The preferred shares are convertible after the first anniversary of issue at a price determined by average market value for the 30 days prior to conversion, less 15%. Conversion is further limited to a maximum of 2 quarterly redemption payments at a time with 30 days prior notice in advance of the next payment date, unless otherwise mutually agreed in writing. Upon conversion shares shall be restricted per section 144.

Quasi reorganization

As of June 30, 2003, the Company had disposed of all of its operating assets and was in the process of settling all of its outstanding liabilities and seeking a merger partner. Accordingly, the Company has changed its business focus. The Board of Directors elected to restate the balance sheet as a “quasi-reorganization”. In a quasi-reorganization, the deficit in retained earnings is eliminated by charging paid-in capital. In effect, this gives the balance sheet a “fresh-start”. Beginning July 1, 2003 and continuing forward, the Company will be crediting net income and charging net losses to retained earnings.

GOLDSPRING, INC. f/k/a VISATOR, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

NOTE G — STOCKHOLDERS’ EQUITY — continued

Cancellation of Shareholder Debt:

In March 2003, in consideration for the issuance of 1,198,726 restricted shares of common stock, certain shareholders of the Company canceled all of the debt and promissory notes and accrued interest owed to them by the Company. At December 31, 2002, these shares were recorded in stockholders equity as shares issued at an aggregate amount of $203,897.

Stock dividend

In September 2003, the Board of Directors approved a 10 for 11 forward split of the Company’s outstanding common stock. At the time of the stock split outstanding common shares totaling 156,276,346 was exchanged for 171,904,000 common shares.

NOTE H — STOCK BASED COMPENSATION

The Company will account for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, under which no compensation cost for stock options is recognized for stock option awards granted at or above fair market value. If the compensation expense for the Company’s three stock-based plans are determined based upon fair values at the grant dates for awards under these plans in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation”, the Company’s net earnings and earnings per share will be reduced to pro forma amounts to be disclosed in the financial statements for the applicable periods.

As of December 31, 2003, the Company has not granted any stock options or rights.

NOTE I- EARNINGS (LOSS) PER SHARE OF COMMON STOCK

Statement of Financial Accounting Standards No 128, “Earnings Per Share,” requires two presentations of earnings (loss) per share — “basic” and “diluted.” Basic earnings per share is computed by dividing income available to common stockholders (the numerator) by the weighted-average number of common shares (the denominator) for the period. The computation of diluted earnings (loss) per share is similar to basic earning per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued. The numerator in calculating both basic and diluted earnings (loss) per share for each period is the reported net income (loss). The denominator is based on the following weighted-average number of common shares outstanding for each of the respective periods:

December 31, 2003	December 31, 2002
135,131,484	4,228,181

GOLDSPRING, INC. f/k/a VISATOR, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

A difference between basic and diluted weighted-average common shares arises from the assumption that dilutive stock options outstanding, if any, are exercised. Stock options and warrants are not included in the diluted earnings (loss) per share calculation when the exercise price is greater than the average market price. The Company did not have any stock options or warrants outstanding as of December 31, 2003.

NOTE J — INCOME TAXES

The Company did not provide any current or deferred US federal or state income tax provision or benefit through the year ended December 31, 2002 because it has experienced operating losses since inception. The Company has provided a full valuation allowance on the deferred tax asset, consisting primarily of a net operating loss, because of the uncertainty regarding its realizability through December 31, 2002.

At December 31, 2002 the Company had a net operating loss carryforward of approximately $570,000; this amount has been reclassified to additional paid-in capital under the quasi-reorganization previously described. At December 31, 2003 the Company had a net operating loss of approximately $4,700,000. Utilization of this net operating loss, which begins to expire in year 2023, may be subject to certain limitations under section 382 of the Internal Revenue Code of 1986, as amended, and other limitations under state tax laws. Due to the change in the nature of the Company’s operations and the expected likelihood that the net operating loss carryforward may be utilized, management has elected to recognize a deferred tax benefit of $1,880,000 offset by a valuation allowance of $940,000.

The components of the income tax benefit for the year ended December 31, 2003 were as follows:

Current	$--
Deferred:
Federal	940,000
State	--
$940,000

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets at December 31, 2003 are approximately as follows:

GOLDSPRING, INC. f/k/a VISATOR, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

2003
Net operating loss carryforward	$1,880,000
Valuation allowance for deferred tax assets.	(940,000)
Net deferred tax assets	$940,000

On February 10, 2004, the Company announced a Restricted Private Placement for accredited private investors for a maximum of $500,000 (66 2/3 units). Units of $7,500 consisting of 10,000 shares of the Company's restricted common stock, par value $.000666 and 5,000 warrants exercisable at $1.00 for a one-year period. The Company has the right to redeem the restricted shares from the investors within 120 days of the purchase of the shares at the same price paid by the investor and the investor will retain the warrants. The warrants/converted shares shall have registration rights commencing 180 days after the date of issuance. The restricted shares shall remain restricted for one year if not redeemed. This Offering remained open for 10 business days on a first come basis and closed on February 23, 2004.

On March 12, 2004, the Company raised a total of $10 million in a private placement to institutional and accredited investors through the issuance of 21,739,130 shares of unregistered common stock. The investors will also receive Series A warrants to purchase 50% additional shares of common stock, at an exercise price of $0.86 per share and Series B warrants, providing investors the opportunity to invest an additional $5 million at an exercise price of $.46 per share.

GOLDSPRING, INC. f/k/a VISATOR, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

NOTE L - CONSULTING FEES

Consulting Fees provided in Exchange for Common Stock	$4,138,408

Other	119,827
Total Consulting Expenses	$4,258,235

Prior to the Plan and Agreement of Reorganization by exchange by GoldSpring, Inc., the Company had entered into various contractual arrangements whereby the Company would issue common stock as consideration for investor relations, business advisory and related consulting services. A total of 26,726,932 common shares valued at $4,123,278 were issued for consulting services during the period February 2002 through March 11, 2003 (See Note G for further details). The entire amount was recorded as an expense in 2003.

GOLDSPRING, INC.

21,739,129 SELLING SECURITY HOLDER SHARES OF COMMON STOCK

10,869,575 SHARES OF COMMON STOCK ISSUABLE IN CONNECTION WITH
CONVERSION OF A WARRANTS

10,869,575 SHARES OF COMMON STOCK ISSUABLE IN CONNECTION WITH
CONVERSION OF GREEN SHOE WARRANTS

211,666 SHARES OF COMMON STOCK ISSUABLE IN CONNECTION WITH
CONVERSION OF WARRANTS

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Securities and Exchange
Commission registration fee	$3,663
Legal fees and expenses (1)	$80,000
Accounting fees and expenses (1)	$15,000
Miscellaneous and Printing fees(1)	$10,000
Total (1)	$108,663

(1)     Estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

Section 607.0850 of the Florida Statutes provides for the indemnification of officers, directors, employees, and agents. A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

On March 22, 2004, we issued a total of 21,739,129 shares of our common stock to the following investors. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. These investors represented that they were accredited investors and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

Gamma Opportunity Capital Partners, LP	1,630,435
Longview Fund LP	1,630,435
Longview Equity Fund, LP (5)	2,445,652
Longview International Equity Fund, LP (5)	815,217
Alpha Capital Aktiengesellschaft (4)	1,086,957
Capital Ventures International (6)	2,173,913
Portside Growth and Opportunity Fund (7)	543,478
Enable Growth Partners L.P. (8)	434,783
Whalehaven Funds Limited (9)	326,087
Stonestreet Limited Partnership (10)	760,870
Smithfield Fiduciary LLC (11)	543,478
TCMP3 Partners LLP (12)	217,391
Bristol Investment Fund, Ltd. (13)	652,174
Vertical Ventures, LLC (14)	543,478
Merriman Curhan Ford Corporation (15)	272,826
A. Tod Hindin	108,696
Kenneth R. Werner Revocable Trust	108,696
Thomas P. O'Shea, Jr	65,217
D. Jonathan Merriman	65,217
Brock Ganeles	54,348
Elise Stern	54,348
Craig E. Sultan	54,348

Carl Frankson	54,348
Jon M. Plexico	43,478
Pete Marcil	43,478
David Bain	43,478
Steven R. Sarracino	42,391
Gregory S. Curhan	21,739
John Hiestand	21,739
Robert E. Ford	21,739
Eric Wold	21,739
Christopher Aguilar	21,739
Peter A. Blackwood	21,739
Genesis Microcap Inc. (16)	217,391
John V. Winfield	1,630,435
John V. Winfield IRA-1	1,086,957
John V. Winfield IRA-2	543,478
Santa Fe Financial Corp. (17)	543,478
Portsmouth Square, Inc. (17)	543,478
Intergroup Corp. (17)	2,173,913
Erik Franklin	54,348

In February 2004, we issued a total of 443,333 shares of our common stock to the following investors. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. These investors represented that they were accredited investors and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

Joanne T. Becker InterVivos Trust	20,000
Charles and Genevieve Holmes	10,000
Rodney Mayberry	20,000
Gerald Jenkins	10,000
Isaac and Donna Ward	20,000
David Salari	10,000
Alan Ward	10,000
John Wilkins	10,000
Thomas and Barbara Worthen	10,000
Mark and Jennifer Ward	193,333
Gordon Randy Lane	100,000
Robert Faber	10,000
Stephen Parent	10,000
Lisa Boksenbaum	10,000

On January 12, 2004, we issued a total of 50,000 shares to Pernendu K. Rana Medhi pursuant to a consulting agreement. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. These issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Medhi had the necessary investment intent as required by Section 4(2) since he agreed to and received share certificates bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On November 11, 2003, we issued 64,486 shares to Jeffrey Jolcover for the purchase of the water rights with the Plum Mining acquisition. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. These issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Jolcover had the necessary investment intent as required by Section 4(2) since he agreed to and received share certificates bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On November 6, 2003, we issued a total of 64,486 shares to Scott Jolcover for the purchase of the water rights with the Plum Mining acquisition. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. These issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Jolcover had the necessary investment intent as required by Section 4(2) since he agreed to and received share certificates bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On November 6, 2003, we issued 594,177 shares to acquire The Plum Mining Company LLC. The W. Hughes Brockbank Living Trust was issued 534,759 restricted common shares and Scott Jolcover was issued 59,418 restricted common shares. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. These issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, W. Hughes Brockbank Living Trust and Scott Jolcover had the necessary investment intent as required by Section 4(2) since it agreed to and received share certificates bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On September 16, 2003 we issued a total of 38,000,000 shares to the following investors: Jubilee Investment Trust PLC-36,000,000 shares; Mark D. Ward & Jennifer H. Ward-1,000,000 shares; Terry Plummer-800,000 shares; and Jerrie w. Gasch-200,000 shares. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. These issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. These investors represented that they were accredited investors and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On August 21, 2003, we issued 39,000 shares to Frederick L. Conquest for services rendered to us and on September 16, 2003 we issued an additional 50,000 shares to Frederick L. Conquest for services rendered to us. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. These issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Conquest had the necessary investment intent as required by Section 4(2) since he agreed to and received share certificates bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On June 24, 2003, we erroneously issued 10,000,000 shares to Antonio Treminio. Such shares were subsequently returned to us by mutual consent of both us and Mr. Treminio and were cancelled.

On March 24, 2003, we issued 509,460 shares to Sylvio Martini for the cancellation of debt to us and 677,533 shares to Antonio Treminio for the cancellation of debt to us. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. These issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Treminio and Martini had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

Effective March 11, 2003 we issued 90,000,000 shares to Ecovery, Inc. pursuant to an Agreement and Plan of Reorganization. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. These issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Ecovery represented that it was an accredited investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Ecovery had the necessary investment intent as required by Section 4(2) since it agreed to and received a share certificate bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On December 20, 2002 we issued 79,500,000 shares to ARN Invest ApS pursuant to a Stock Purchase Agreement and Share Exchange. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. These issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. ARN Invest Aps represented that it was an accredited investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, ARN Invest Aps had the necessary investment intent as required by Section 4(2) since it agreed to and received a share certificate bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction. These shares were subsequently returned to us and cancelled when the Agreement was deemed null and void.

On December 5, 2002, we issued 2,009 shares to Keith Richardson as a settlement with Mr. Richardson. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. These issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Richardson had the necessary investment intent as required by Section 4(2) since he agreed to and received share certificates bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On October 20, 2002, we issued 754,000 shares to Stanley Medinger for services rendered to us. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. These issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Merdinger had the necessary investment intent as required by Section 4(2) since he agreed to and received share certificates bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)     Exhibits:

The following exhibits are filed as part of this registration statement:

EXHIBIT	DESCRIPTION

3.1	(a)	Articles of Incorporation of Click and Call Corp.

3.1	(b)	Articles of Amendment to Articles of Incorporation of Click and Call Corp.

3.1	(c)	Articles of Amendment to Articles of Incorporation of Startcall.com Inc.

3.1	(d)	Articles of Amendment to Articles of Incorporation of Startcall.com Inc. *

3.1	(e)	Articles of Amendment to Articles of Incorporation of Startcall.com Inc. *

3.1	(f)	Articles of Amendment to Articles of Incorporation of Visator, Inc. *

3.1	(g)	Articles of Organization — Plum Mining Co., LLC *

3.2	By-Laws *

5.1	Opinion and Consent of Anslow & Jaclin, LLP

10.1	Subscription Agreement *

10.2	Common Stock Purchase Warrant A *

10.3	Common Stock Purchase Warrant (Green Shoe) *

10.4	Funds Escrow Agreement *

21.1	Subsidiaries of GoldSpring, Inc. *

23.1	Consent of Jewett, Schwartz & Associates, independent auditors.

24.1	Power of Attorney (included on signature page of Registration Statement)

* Filed with the original Form S-1 on April 21, 2004 (SEC File # 333-114697).

ITEM 17. UNDERTAKINGS.

(A)     The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)     Undertaking Required by Regulation S-B, Item 512(e).

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(C)     Undertaking Required by Regulation S-B, Item 512(f)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on the 23rd day of June , 2004.

GOLDSPRING, INC.

By:	/s/ Stephen B. Parent
STEPHEN B. PARENT CHAIRMAN OF THE BOARD OF DIRECTORS AND CHIEF EXECUTIVE OFFICER

POWER OF ATTORNEY

The undersigned directors and officers of GoldSpring, Inc. hereby constitute and appoint Stephen Bruce Parent, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Stephen B. Parent STEPHEN B. PARENT	Chairman of the Board of Directors and Chief Executive Officer	June 23, 2004

/s/ John F. Cook JOHN F. COOK	President	June 23, 2004

/s/ Robert T. Faber ROBERT T. FABER	Secretary and Chief Financial Officer	June 23, 2004

/s/ Leslie L. Cahan LESLIE L. CAHAN	Director	June 23, 2004

/s/ Purendu K. Rana Medhi PURENDU K. RANA MEDHI	Director	June 23, 2004

/s/ Tony E. Applebaum TONY E. APPLEBAUM	Director	June 23, 2004